SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES AND EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

Tidewater Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TIDEWATER INC.

601 Poydras Street, Suite 1900

New Orleans, Louisiana 70130

June 8, 2007

To Our Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Tidewater Inc. to be held at the Pan-American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, on July 12, 2007, at 10:00 a.m., Central Time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the company. Our directors and officers will be present to respond to any questions that you may have.

You are requested to vote by proxy as promptly as possible. You can vote by signing, dating, and returning the enclosed proxy card in the envelope provided. You can also call in your vote by touchtone telephone or send it over the Internet using the instructions on the proxy card. If you attend the meeting, which we hope you will do, you may vote in person even if you have previously voted by proxy.

One of our directors with a term expiring at the 2007 Annual Meeting is Paul W. Murrill. Dr. Murrill will not stand for re-election to the board of directors at this year’s Annual Meeting because he has reached the mandatory retirement age for service as a director. Another of our current directors, Arthur R. Carlson, who is serving a term that expires at the 2009 annual meeting of stockholders, has elected to retire from the board of directors on the date of this year’s Annual Meeting to pursue personal business opportunities. Paul and Art have made many wonderful contributions to our company and on behalf of the entire board of directors I offer my sincere gratitude for their many years of service.

Sincerely,

DEAN E. TAYLOR

Chairman, President and Chief Executive Officer

TIDEWATER INC.

601 Poydras Street, Suite 1900

New Orleans, LA 70130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2007 Annual Meeting of the Stockholders of TIDEWATER INC. (the “company”) will be held in the Pan-American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, on July 12, 2007, at 10:00 a.m., Central Time, to vote upon the following matters:

•	The election of three directors for a term of one year;

•	Ratification of the selection of Deloitte & Touche LLP (“Deloitte & Touche”) as the company’s independent registered public accounting firm for the fiscal year ending March 31, 2008;

•	Such other matters as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on May 18, 2007, are entitled to notice of and to vote at the 2007 Annual Meeting.

Your vote is important. If you are unable to attend in person and wish to have your shares voted, please complete, date and sign the enclosed proxy, and return it in the accompanying envelope as promptly as possible. Alternatively, you may vote by touchtone telephone or over the Internet as explained on the proxy card. You may revoke your proxy by giving notice to our Secretary at any time before the annual meeting.

By Order of the Board of Directors

CLIFFE F. LABORDE

Executive Vice President, Secretary

and General Counsel

New Orleans, Louisiana

June 8, 2007

INFORMATION ABOUT ATTENDING THE ANNUAL MEETING

If you plan to attend the meeting in person, please bring the following:

1.	Proper identification (preferably a driver’s license); and

2.	Acceptable Proof of Ownership if your shares are held in “Street Name.”

Street Name means your shares are held of record by brokers, banks or other institutions.

Acceptable Proof of Ownership is a letter from your broker stating that you owned Tidewater Inc. stock on the record date or an account statement showing that you beneficially owned Tidewater Inc. stock on the record date.

We may exclude from the meeting any person who is not a stockholder of record on the record date (or a duly designated proxy) or a street name holder on the record date evidenced as described above.

TIDEWATER INC.

601 Poydras Street, Suite 1900

New Orleans, LA 70130

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving this proxy statement?

A:	Our board of directors is soliciting your proxy to vote at the annual meeting because you owned shares of our common stock at the close of business on May 18, 2007, the record date for the meeting, and are entitled to vote at the meeting. The proxy statement, along with a proxy card or a voting instruction card, is being mailed to stockholders beginning June 8, 2007. The proxy statement summarizes the information you need to know to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares.

Q:	What will I be voting on?

A:	At the annual meeting, our stockholders will be asked to elect three directors, ratify the selection of Deloitte & Touche as our registered independent public accounting firm for fiscal year 2008, and consider any other matter that properly comes before the meeting.

Q:	Where and when will the meeting be held?

A:	The meeting will be held at the Pan-American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, on July 12, 2007, at 10:00 a.m., Central Time.

Q:	Who is soliciting my proxy?

A:	Our board of directors is soliciting your proxy that would be voted at our 2007 annual meeting of stockholders. By completing and returning the proxy card or voting instruction card, you are authorizing the proxy holder to vote your shares at our annual meeting as you have instructed on the card.

Q:	How many votes may I cast?

A:	You may cast one vote for every share of our common stock that you owned on the record date. With respect to the election of directors, you may cast one vote for every share of our common stock that you owned on the record date for each director nominee.

Q:	How many votes can be cast by all stockholders?

A:	As of the record date, we had 57,327,098 shares of common stock outstanding.

Q:	How many shares must be present to hold the meeting?

A:	Our amended and restated bylaws provide that a majority of the outstanding shares of stock entitled to vote constitutes a quorum at a meeting of our stockholders. As of the record date, 28,663,550 shares constitute a majority of our outstanding stock entitled to vote at the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the “stockholder of record.” The proxy materials have been directly sent to you by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

Q:	Can my shares be voted if I don’t return the proxy card and do not attend the meeting in person?

A:	If you hold shares in street name and you do not provide voting instructions to your broker, bank or nominee, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”). Under New York Stock Exchange rules, brokers generally have discretionary authority to vote without instructions from beneficial owners on the election of directors and the ratification of the appointment of a registered public accounting firm.

If you don’t vote the shares held in your name, your shares will not be voted.

Q:	What vote is required to approve each item?

A:	Election of Directors. Our amended and restated bylaws provide that directors are elected by a plurality of the votes cast by holders of common stock present in person or represented by proxy and entitled to vote at the annual meeting. This means that the director nominee with the most votes for a particular slot is elected for that slot. You may vote “for” all director nominees or withhold your vote for any one or more of the director nominees. Only votes “for” are counted in determining whether a plurality has been cast in favor of a director. Abstentions, withheld votes and broker non-votes will have no effect on the plurality vote for the election of directors.

Under our Majority Voting Policy, in an uncontested election, any nominee for director who receives a greater number of “withheld” votes than “for” votes is required to tender his or her resignation for consideration by the nominating and corporate governance committee of the board of directors. We have provided more information about our Majority Voting Policy in this proxy statement under the heading “Corporate Governance—Majority Voting Policy.”

Ratification of Independent Registered Public Accounting Firm.    The proposal to ratify the selection of Deloitte & Touche as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will count as a vote against the ratification of the selection of our independent registered public accounting firm. Broker non-votes will have no effect on the voting calculations for ratification of the selection of our independent registered public accounting firm.

All other matters coming before the annual meeting will be decided by the vote of the holders of a majority of the number of shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting, except as otherwise provided by statute, our certificate of incorporation, or our amended and restated bylaws.

Q:	How do I vote?

A:	You may vote using any of the following methods:

•	Proxy card or voting instruction card: You may vote by completing, signing and dating the card and then returning it in the enclosed prepaid envelope.

•

By telephone or the Internet:    The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

•

In person at the annual meeting:    You may also vote in person at the annual meeting, either by attending the meeting yourself or authorizing a representative to attend the meeting on your behalf. You may also execute a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a proxy from your broker, bank or nominee naming you as the proxy holder and present it to the inspectors of election with your ballot when you vote at the annual meeting.

Q:	Once I deliver my proxy, can I revoke or change my vote?

A:	Yes. You may revoke or change your proxy at any time before it is voted by giving a written revocation notice to our Secretary, by delivering timely a proxy with a later date or by voting in person at the meeting.

Q:	What if I don’t vote for a proposal on the proxy card I return?

A:	If you properly execute and return a proxy or voting instruction card, your stock will be voted as you specify. If you are a stockholder of record and make no specifications on your proxy card, your shares will be voted (i) FOR the director nominees, and (ii) FOR the ratification of the selection of Deloitte & Touche as our registered public accounting firm for fiscal year 2008. If you are a beneficial owner of shares and don’t give voting instructions to your broker, bank or nominee, they will be entitled to vote your shares with respect to “discretionary” items (those shares are treated as “broker non-votes”).

Q:	Who pays for soliciting proxies?

A:	We are paying for all costs of soliciting proxies. In addition to solicitations by mail, we have retained Morrow & Co. to aid in the solicitation of proxies at an estimated fee of $5,000, and Broadridge Financial Solutions, Inc. (formerly ADP Investor Communications) at an estimated fee of $115,000. Our directors, officers and employees may request the return of proxies by mail, telephone, Internet, telefax, telegram, or personal interview. We are also requesting that banks, brokerage houses and other nominees or fiduciaries forward the soliciting material to their principals and that they obtain authorization for the execution of proxies. We will reimburse them for their expenses.

Q:	Could other matters be considered and voted upon at the meeting?

A:	The board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the meeting. In addition, pursuant to our amended and restated bylaws, the time has elapsed for any stockholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holder will vote the proxies in his discretion.

Q:	What happens if the meeting is postponed or adjourned?

A:	Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows the name, address, and stock ownership of each person known by us to own beneficially more than 5% of our common stock as of May 18, 2007.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Goldman Sachs Asset Management, L.P. 32 Old Slip New York, New York 10005	4,107,017	(2)	7.16%
Barclays Global Investors, NA. 45 Freemont Street San Francisco, California 94105	3,880,094	(3)	6.77%

(1)	Based on 57,327,098 shares of common stock outstanding on May 18, 2007.
(2)	Based on Schedule 13G filed on February 12, 2007 with the Securities and Exchange Commission by Goldman Sachs Asset Management, L.P. Of the 4,107,017 shares beneficially owned, Goldman Sachs Asset Management, L.P. had sole voting power over 3,912,737 shares, shared voting power over none of the shares, sole dispositive power over all of the shares, and shared dispositive power over none of the shares.
(3)	Based on Schedule 13G filed on January 23, 2007 with the Securities and Exchange Commission by Barclays Global Investors, NA. Of the 3,880,094 shares beneficially owned, Barclays Global Investors, NA had sole voting power over 3,425,549 shares, shared voting power over none of the shares, sole dispositive power over all of the shares, and shared dispositive power over none of the shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of May 18, 2007, by each director, by each executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group:

Name	Amount and Nature of Beneficial Ownership*		Percent of Class of Common Stock(1)	Tidewater Inc. Deferred Stock Units(2)
M. Jay Allison	0		*	898
Arthur R. Carlson	29,600	(3)	*	1,708
Stephen W. Dick	199,672	(4)(5)(7)	*	0
Richard T. du Moulin	23,200	(3)(8)	*	1,708
Cliffe F. Laborde	71,089	(4)(5)(7)	*	0
J. Wayne Leonard	15,000	(3)	*	1,708
J. Keith Lousteau	184,036	(4)(5)(7)	*	0
Jon C. Madonna	12,100	(3)	*	1,708
Paul W. Murrill	13,600	(3)	*	1,708
William C. O’Malley	76,882	(3)(4)	*	1,708
Richard A. Pattarozzi	22,500	(3)	*	1,708
Jeffrey M. Platt	118,660	(4)(5)(7)(9)	*	0
Nicholas Sutton	0		*	1,193
Dean E. Taylor	559,43	(4)(7)	*	0
Jack E. Thompson	7,500	(3)	*	1,708
All directors and executive officers as a group (15 persons)	1,333,270	(5)(6)	2.33%	15,755

*	Less than 1.0%.
(1)	Calculated on the basis of 57,327,098 shares of common stock outstanding at May 18, 2007, and includes for each person and group the number of shares the person or group has the right to acquire within 60 days.
(2)	Each of the non-management directors received deferred stock units during fiscal 2007 under the Directors Deferred Stock Units Plan.
(3)	Includes shares that may be acquired within 60 days upon exercise of non-management director stock options, as follows: Mr. Carlson, 22,500; Mr. du Moulin, 15,000; Mr. Leonard, 15,000, Mr. Madonna, 5,000; Dr. Murrill, 7,500; Mr. O’Malley, 22,500; Mr. Pattarozzi, 22,500; and Mr. Thompson, 5,000.
(4)	Includes shares that may be acquired within 60 days upon exercise of employee stock options, as follows: Mr. Dick, 133,900; Mr. Laborde, 11,000; Mr. Lousteau, 112,230; Mr. O’Malley, 22,500; Mr. Platt, 62,600; and Mr. Taylor, 388,028. Also includes shares attributable to accounts under our 401(k) Savings Plan as follows: Mr. Lousteau, 4,916; Mr. O’Malley, 646; Mr. Platt, 873; and Mr. Taylor, 3,689.
(5)	Does not include shares held in the Tidewater Inc. Grantor Stock Trust with respect to which Messrs. Dick, Laborde, Lousteau, Platt and other participants (other than members of our board) in our stock option plans and 401(k) plan have the power to direct the vote on a pro rata basis.
(6)	Includes 840,258 shares of our common stock that such persons have the right to acquire within 60 days through the exercise of options; 1,100 shares for which directors and executive officers reported indirect ownership and disclaim beneficial ownership; and 14,438 shares attributable to such persons’ accounts in our 401(k) Savings Plan, as to which shares such persons have sole voting power only.
(7)	Includes 73,000 shares of restricted stock as to which Mr. Taylor has the sole voting power, but no investment power; 20,750 shares of restricted stock as to which Mr. Laborde has the sole voting power, but no investment power; 23,750 shares of restricted stock as to which Mr. Dick has the sole voting power, but no investment power; 26,500 shares of restricted stock as to which Mr. Lousteau has the sole voting power, but no investment power, and 25,000 shares of restricted stock as to which Mr. Platt has the sole voting power, but no investment power.
(8)	Includes 1,100 shares owned by Mr. du Moulin’s children, beneficial ownership of which is disclaimed.
(9)	Includes 708 shares acquired in a previous employer’s 401(k) Plan.

CORPORATE GOVERNANCE

Our board of directors and management have adopted corporate governance practices designed to aid in the fulfillment of their respective duties and responsibilities to the company’s stockholders.

Corporate Governance Policy.    The board of directors has adopted a Corporate Governance Policy, which is the framework for the governance of our company. From time to time, the board of directors reviews and may revise our Corporate Governance Policy to reflect new regulatory requirements and evolving corporate governance practices.

Code of Business Conduct and Ethics.    The board of directors has also adopted a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics sets forth principles of ethical and legal conduct to be followed by our directors, officers, and employees. Under our Code of Business Conduct and Ethics, any employee who reasonably believes or suspects that any director or employee has engaged or has violated the Code of Business Conduct and Ethics is responsible for reporting such activities. We do not permit retaliation of any kind against any person who, in good faith, reports any known or suspected improper activities pursuant to the Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics also references disclosure controls and procedures required to be followed by all officers and employees involved with the preparation of the company’s SEC filings. These disclosure controls and procedures are designed to enhance the accuracy and completeness of the company’s SEC filings.

Communications with Directors.    The board of directors has adopted procedures for stockholders and other interested parties to communicate directly with our board, the non-management directors or any individual director by writing to any one of the independent directors in care of our Secretary at 601 Poydras St., Suite 1900, New Orleans, LA 70130. Our company or the individual director that you contact will forward the communication to the appropriate director. For more information regarding how to contact the members of our board, please visit our web site at http://www.tdw.com/company/concerns.html.

Complaint Procedures for Accounting, Auditing and Financial Related Matters.    The audit committee has established procedures for receiving, reviewing and responding to complaints from any source regarding accounting, internal accounting controls and auditing matters. The audit committee has also established procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Interested parties may communicate such complaints by following the procedures described under the heading “Communications with Directors” above. Employees may report such complaints by following the procedures outlined in the Code of Business Conduct and Ethics. We do not permit any retaliation of any kind against any person who, in good faith, submits a complaint or concern under these procedures.

Majority Voting Policy.    The board of directors has adopted a Majority Voting Policy. Any nominee for director in an uncontested election who receives a greater number of “withheld” votes than “for” votes shall tender his or her resignation following certification of the stockholder vote. The nominating and corporate governance committee will promptly consider the tendered resignation and will recommend to the board of directors whether to accept the tendered resignation. The board will act on the committee’s recommendation within 90 days following certification of the stockholder vote.

We will promptly publicly disclose the board of directors’ decision and process in a current report on Form 8-K filed with the Securities and Exchange Commission.

Executive Sessions of Independent Board or Members.    The non-management members of the board of directors meet each year in regularly scheduled executive sessions. Additional executive sessions may be scheduled throughout the year by the non-management directors. The company’s lead director presides over these sessions.

Annual Board Self-Assessments.    The board of directors has instituted annual self-assessments of the board of directors, as well as the audit committee, the compensation committee, the nominating and corporate governance committee and the finance and investment committee, to assist in determining whether the board of directors and its committees are functioning effectively. In fiscal 2007, the board and each of its committees completed self-evaluations and reviewed and discussed the results. The nominating and corporate governance committee oversees this evaluation process.

Board Committee Charters.    The board of directors has adopted written charters for the audit committee, the compensation committee, the nominating and corporate governance committee and the finance and investment committee. Each committee reviews and evaluates its charter at least annually and recommends any proposed changes to the board of directors for approval.

Availability of Corporate Governance Materials.    You may access all committee charters, our Corporate Governance Policy, our Code of Business Conduct and Ethics, our Majority Voting Policy (which is contained in our Corporate Governance Policy) and other corporate governance materials in the “Governance” page of our website at http://www.tdw.com. You also may receive printed copies without charge by writing to us at: 601 Poydras St., Suite 1900, New Orleans, LA 70130, Attention: Secretary.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

The company and its chief financial officer, J. Keith Lousteau, have jointly submitted to the Securities and Exchange Commission an offer of settlement which, if accepted by the Commission, would bring to a conclusion the previously disclosed informal inquiry by the Miami office of the Commission into an approximate $26.5 million impairment charge recognized by the company at the end of its 2004 fiscal year.

The offer of settlement submitted to the Commission includes a draft cease and desist order that has been negotiated between the company, Mr. Lousteau, and the enforcement staff of the Miami office. If entered in the form submitted in the offer of settlement, the cease and desist order would not require the company to restate any of its historical financial statements, pay any fines or penalties, impose any other sanctions on the company or Mr. Lousteau, or impose any prospective or forward-looking compliance or supervisory measures on the company. Additional information related to the offer of settlement is included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

ELECTION OF DIRECTORS

(PROPOSAL 1)

At the 2006 Annual Meeting, the stockholders approved an amendment to the company’s amended and restated bylaws to eliminate our classified board and to provide for the annual election of directors. The amendment calls for the gradual implementation of annual elections, with previously elected directors continuing to serve their full year term, but with any directors elected at or after the 2007 annual meeting of stockholders being elected for a one year term.

Paul W. Murrill, whose current term expires at this year’s Annual Meeting, is not eligible to stand for re-election as a director because he is now 72 years old. The board has elected to reduce the class size of the 2007 directors from four to three directors and not to nominate a candidate to replace Dr. Murrill. Thus, at the 2007 Annual Meeting, there are three board seats that are up for election, and our board has nominated Richard T. duMoulin, J. Wayne Leonard and Dean E. Taylor as its candidates for these three seats. If elected, each would serve until the 2008 Annual Meeting or until his successor is elected and qualified.

Arthur R. Carlson, a director who is currently serving a term that expires at the 2009 annual meeting of stockholders, has elected to retire from the board of directors on the date of this year’s Annual Meeting to pursue personal business opportunities. The board has elected to reduce the class size of the 2009 directors from three to two directors and not to nominate a candidate to replace Mr. Carlson.

It is intended that the proxies solicited hereby will be voted FOR the election of each of the nominees. In the event any nominee is not a candidate when the election occurs, it is intended that the proxies will be voted for the election of the other nominees and may be voted for any substitute nominee. Our board has no reason to believe that any nominee will not be a candidate or, if elected, will be unable or unwilling to serve as a director. In no event, however, will the proxies be voted for a greater number of persons than the number of nominees named.

Nominees for Director

Nominees for election at this meeting to terms expiring in 2008:

Richard T. du Moulin, 60, President of Intrepid Shipping LLC since 2002; Chairman and CEO of Marine Transport Corporation, 1998-2002. Member of the Board of Trustees and Chairman of the Development Committee of Seamens Church Institute. Trustee of Storm Trysail Club, New York Yacht Club and Friends of Georgetown Sailing. Director since 2003.

J. Wayne Leonard, 56, Chief Executive Officer and Chairman of Entergy Corporation (public utility) since 1999. Director of the National World War II Museum. Director since 2003.

Dean E. Taylor, 58, Chairman since July 2003, Chief Executive Officer since March 2002, and President since October 2001; Executive Vice President, 2000-2001, Senior Vice President, 1998-2000. Director of Whitney Holding Corporation and the American Bureau of Shipping. United Way Campaign Cabinet Member, Greater New Orleans United Way, 2006-2007, 2007-2008. Director since 2001.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE THREE NOMINEES FOR DIRECTOR LISTED ABOVE.

Continuing Directors

Class II Directors whose terms continue until 2008:

M. Jay Allison, 51, Director of Comstock Resources, Inc. since June 1987, and President/Chief Executive Officer of Comstock Resources, Inc. since 1988; Chairman of Comstock Resources, Inc. in 1997; Chairman of

Bois d’Arc Energy, Inc.; Director of Regents for Baylor University; Member of the Advisory Board of the Salvation Army in Dallas, Texas. Director since 2006.

Richard A. Pattarozzi, 64, former Vice President of Shell Oil Company E&P; President and Chief Executive Officer of Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc; and Director of Global Industries, Ltd., Stone Energy Corporation, and FMC Technologies, Inc. Past Chairman and Trustee of the Offshore Energy Center and Trustee and Secretary of the National World War II Museum. Director since 2001.

Nicholas Sutton, 62, Chairman and Chief Executive Officer of Resolute Natural Resources Company, an independent energy producer; Director of the St. Francis Hospital Foundation in San Francisco; Kerr-McGee Corporation, Colorado Oil & Gas Association and the Association Board of the San Francisco Bay Area YMCA; Director, Founder and former Chairman and CEO of HS Resources, Inc. Director since 2006.

Jack E. Thompson, 57, Management Consultant since December 2001; Vice Chairman of Barrick Gold Corp. (gold mining), 2001 to 2005; and Chairman and CEO of Homestake Mining Co., 1994 to 2001. Director of Century Aluminum Co., Rinker Group, Ltd., Resource Capital Funds III LLC, and Resource Capital Funds IV LLC. Former Director of Phelps Dodge Corp., Stillwater Mining Co., and Barrick Gold Corp. Director since 2005.

Class III Directors whose terms continue until 2009:

Jon C. Madonna, 64, formerly Chairman of DigitalThink, Inc. (e-commerce company), 2002-2004, previously President and Chief Operating Officer since January 2002; President and Chief Executive Officer of Carlson Wagonlit Travel, 1999-2000; Vice Chairman of Travelers Group, 1997-1998; Chairman and Chief Executive Officer of KPMG Peat Marwick, 1990-1996; and Director of AT&T Corp., Freeport-McMoran Copper & Gold Inc., and Jazz Technologies, Inc. Director since 1999.

William C. O’Malley, 70, formerly Chairman, (1994-2003), President, (1994-2001), and Chief Executive Officer, (1994-2002) of the company; prior thereto, served as Chairman of the Board and Chief Executive Officer of Sonat Offshore Drilling, Inc.; and Director of Hibernia Corporation, Plains Resources, and BE&K, Inc. Director since 1994.

INDEPENDENCE OF DIRECTORS

The board of directors is currently composed of eleven directors, ten of whom the board has determined meet the New York Stock Exchange definition of independence. The standards relied upon by the board in affirmatively determining whether a director is independent are comprised of those objective standards set forth in corporate governance listing standards of the New York Stock Exchange, which generally provide that:

•

A director who is an employee, or whose immediate family member (defined as a spouse, parent, child, sibling, father- and mother-in-law, son- and daughter-in-law, brother- and sister-in-law and anyone, other than a domestic employee, sharing the director’s home) is an executive officer of the company, is not independent until three years after the end of such relationship.

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A director who receives, or whose immediate family member receives as an executive officer of the company, more than $100,000 per year in direct compensation from the company, other than through director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service) is not independent until three years after ceasing to receive such amount.

•

A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the company is not independent until three years after the end of the affiliation or the employment or auditing relationship.

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A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the company’s present executives serve on the other company’s compensation committee is not independent until three years after the end of such service or employment relationship.

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A director who is an executive officer or an employee, or whose immediate family member is an executive officer of a company that makes payments to, or receives payments from, the company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

The board of directors, in applying the standards described above, has affirmatively determined that Messrs. Allison, Carlson, du Moulin, Leonard, Madonna, Murrill, O’Malley, Pattarozzi, Sutton, and Thompson are independent directors.

BOARD OF DIRECTORS AND COMMITTEE COMPOSITION

Board of Directors.    As of the date of this proxy statement, our board consists of eleven members. During fiscal 2007, our board held 15 meetings, and each of our directors attended 75% or more of the meetings of the board and of the committees on which they served. Our board does not have a policy on attendance at annual meetings. Our board’s practice is to schedule a board meeting on the same date as the annual meeting to facilitate director attendance at the annual meeting. All of the incumbent board members attended the 2006 annual meeting.

During fiscal 2007, the non-management members of our board, which included Messrs. Allison, Carlson, du Moulin, Leonard, Madonna, Murrill, O’Malley, Pattarozzi, Sutton, and Thompson met six times in executive session. Paul Murrill served as lead director presiding over these executive sessions. The board of directors will appoint a new lead director immediately following the 2007 Annual Meeting to serve during fiscal 2008.

Board Committees.    Our board currently has, and appoints the members of, standing audit, compensation, nominating and corporate governance, and finance and investment committees. Each of the board committees is comprised entirely of independent non-management directors. Each of the board committees has a written charter approved by the board. The current charter for each committee is posted on the “Governance” page of our website at http://www.tdw.com. The current members of our board committees are identified in the following table:

Board Committee
	Audit	Compensation	Nominating and Governance	Finance and Investment
M. Jay Allison	x			x
Arthur R. Carlson		x	Chairman
Richard T. duMoulin		x		x
J. Wayne Leonard	x			Chairman
Jon C. Madonna	Chairman		x
Paul W. Murrill		x	x
William C. O’Malley				x
Richard A. Pattarozzi	x	Chairman
Nicholas Sutton		x	x
Jack E. Thompson	x			x

Audit Committee.    The audit committee oversees:

•	the integrity of our financial statements, reports and other financial information;

•	our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our internal audit group and independent registered public accounting firm.

Among the audit committee’s key responsibilities are to review with management and the independent registered public accounting firm our audited financial statements, discuss with management and the independent registered public accounting firm the quality and adequacy of our internal controls, discuss with the independent registered public accounting firm the quality and acceptability of the accounting principles applied, appoint and retain the independent registered public accounting firm, and review and approve the scope and cost of audit and non-audit services to be performed by the independent registered public accounting firm.

The audit committee is also responsible for preparing the audit committee report required by the rules of the SEC to be included in our annual proxy statement.

The audit committee met nine times during fiscal 2007. Each member of the audit committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange. Mr. Madonna, Mr. Leonard, and Mr. Thompson are audit committee financial experts, as defined by SEC rules. In connection with Mr. Madonna’s appointment to the audit committee, the board determined that his simultaneous service on more than three public company audit committees would not impair his ability to serve on the company’s audit committee.

Compensation Committee.    The purpose of the compensation committee is to assist the board of directors in discharging the board’s responsibilities relating to:

•	consideration of all substantive elements of our total employee compensation package;

•	overseeing the administration of our executive compensation plans and programs; and

•	engaging in such other matters as may from time to time be specifically delegated to the committee by the board of directors.

The compensation committee is also responsible for preparing the compensation committee report required by the rules of the SEC to be included in our annual proxy statement.

The compensation committee met four times during fiscal 2007. Each member of the compensation committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange.

Process for Determining Executive and Employee Compensation.    The committee reports to the board of directors on all compensation matters regarding our executive officers and employees. The committee periodically reviews our total employee compensation package and our incentive compensation plans and equity-based plans. The committee also periodically reviews and approves goals and objectives relating to compensation of our executive officers, evaluates the performance of the executive officers in light of these goals and objectives, and establishes the compensation levels of our executive officers based on this evaluation. The committee relies upon our executive officers and other employees and outside compensation consultants in order to assist the committee in performing its duties.

As explained in more detail under the heading “Compensation Discussion and Analysis”, we generally strive to provide our executives with a total compensation package that, at expected levels of performance, is competitive with those provided to executives who hold comparable positions or have similar qualifications in our industry. Total compensation is defined to include base salary, annual incentive bonus, long-term incentives, and executive benefits. Our philosophy is to provide a total compensation package that is market driven. In order to assist in determining whether compensation is competitive, the committee has the authority to engage a compensation consultant to gather market pay data for energy service companies and other companies with comparable revenues to our company. We use that information as a starting point to set compensation levels for our executive officers.

During fiscal 2006 and 2007, the committee retained Towers Perrin as our compensation consultant. The key objectives of the assignment in fiscal 2006 in terms of setting compensation were:

•	to provide information regarding current competitive compensation levels for senior executives and outside directors among energy service companies;

•	to assess the competitiveness of our existing long-term incentive design framework in light of our business strategy and market practice;

•	to provide an estimate of the impact of alternative long-term incentive devices in terms of incentive plan share usage and earnings per share; and

•

to provide a special proxy compensation analysis developing total remuneration levels for a peer group of companies, which is made up of the 16 industry peer companies that made up the peer group utilized in our annual incentive program for fiscal 2006.

The scope of the Towers Perrin study involved collecting competitive market information on base salary, annual incentives, long-term incentives, other annual compensation and pension benefits for executives. Towers Perrin reviewed the proxy compensation information of the 16 industry peer companies as well as published/private sources for general industry practices.

During fiscal 2007, the committee retained Towers Perrin to perform an updated analysis of our company’s competitive position in executive compensation and to provide data on the change of control severance payment practices of the 16 energy services peer group companies.

Nominating and Corporate Governance Committee.    The purpose of the nominating and corporate governance committee is to:

•	assist the board of directors by identifying individuals qualified to serve as directors of the company and recommending nominees to the board;

•	monitor the composition of the board and its committees;

•	recommend to the board a set of corporate governance guidelines for the company;

•	review director compensation and benefits; and

•	lead the board in its annual review of the board’s performance.

The nominating and corporate governance committee met six times in fiscal 2007. Each member of the nominating and corporate governance committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange.

Director Qualifications and Compensation.    The committee seeks a diverse group of prospective candidates for board service who possess the appropriate characteristics, skills, experience and time to make a significant contribution to our board of directors, the company and our stockholders. Each candidate is evaluated to ensure that he or she possesses personal and professional character and integrity, and must demonstrate exceptional ability and judgment in his or her respective endeavors. Candidates must possess sufficient time to effectively carry out their duties and responsibilities.

In considering the composition of the board of directors as a whole, the committee and the board consider the skills and experiences of each candidate as it deems appropriate to assure that specific talents, skills, and other characteristics that are needed to maintain the board’s effectiveness are possessed by an appropriate combination of directors.

The committee may employ professional search firms (for which it would pay a fee) to assist it in identifying potential nominees for board service with the right mix of skills and disciplines.

The nominating and corporate governance committee is also responsible for annually reviewing and setting director compensation and benefits and for reviewing director education programs. During fiscal 2007, the nominating and corporate governance committee retained Towers Perrin to review director retainers, meeting fees and stock-based compensation provided by our company in comparison to 16 companies in the energy services industry as well as a general market survey of similarly sized public companies.

Consideration of Candidates Recommended by Stockholders.    Our amended and restated bylaws provide that a stockholder of our company entitled to vote for the election of directors may make nominations of persons for election to our board at a meeting of stockholders by complying with the required notice procedures. To be timely, a stockholder’s notice must be given in writing and must be delivered or mailed to the company’s Secretary and received at our principal executive offices not less than 75 days nor more than 100 days prior to July 12, 2008, which is the anniversary date of our immediately preceding annual meeting, provided that in the event that the annual meeting is called for a date more than 50 days prior to such anniversary date, a stockholder’s notice, in order to be timely, must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. Recommendations are required to set forth, among other things, specified information as to the nominees, and specified information as to the stockholder making the nomination or proposal. We may require any proposed nominee to furnish such information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director of our company. You may find a description of these requirements in the company’s amended and restated bylaws, available in the “Governance” section of our website at http://www.tdw.com.

The committee’s policy with respect to the consideration of director candidates recommended by stockholders is that the committee will consider such candidates on the same basis and in the same manner as it considers all director candidates.

Finance and Investment Committee.    The purpose of the finance and investment committee is to:

•	oversee the company’s financial affairs, policies, and strategies, including its annual and long-term financial plans;

•	establish investment policies and guidelines for its employee benefits trust funds; and

•	evaluate and analyze the company’s capital structure, tax strategy, dividend policy, and risk profile.

The finance and investment committee met five times in fiscal 2007.

The finance committee also has responsibility for appointing and monitoring independent investment managers and for overseeing the development of projected operating budgets and capital expenditures and making recommendations as appropriate to the board of directors on an annual and quarterly basis.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our compensation committee are Messrs. Pattarozzi, Carlson, du Moulin, Murrill, and Sutton. None of the members of our compensation committee has been an officer or employee of our company or any of our subsidiaries. No executive officer of our company served in the last fiscal year as a director or member of the compensation committee of another entity one of whose executive officers served as a member of our board or on our compensation committee.

FISCAL YEAR 2007 DIRECTOR COMPENSATION TABLE

This table reflects the compensation information for each of our outside directors. Mr. Taylor’s compensation is reflected in the Summary Compensation Table in the section titled “Executive Officer Compensation.”

Name of Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)(3)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Other Compensation(4)	Total ($)
M. Jay Allison	58,500	52,605	0	0	5,000	116,105

Arthur R. Carlson	91,750	100,055	102,000	15,447	0	309,252

Richard T. du Moulin	83,000	100,055	102,000	2,081	5,000	292,136

J. Wayne Leonard	96,750	100,055	102,000	1,525	0	300,330

Jon C. Madonna	101,750	100,055	102,000	6,289	0	310,094

Paul W. Murrill	97,000	100,055	102,000	6,942	5,000	310,997

William C. O’Malley	73,500	100,055	102,000	6,629	12,000	294,184

Richard A. Pattarozzi	101,750	100,055	102,000	4,369	3,200	311,374

Nicholas Sutton	71,500	69,886	0	0	5,000	146,386

Jack E. Thompson	88,000	100,055	102,000	684	5,000	295,739

(1)	The amounts set forth in this column reflect deferred stock units granted for the first time in fiscal 2007 under the Directors Deferred Stock Units Plan. Each of the non-management directors received 1,708 deferred stock units during fiscal 2007 under the Directors Deferred Stock Units Plan, except that Messrs. Sutton and Allison, who joined the board during fiscal 2007, received 1,193 and 898 units, respectively. The amounts listed are equal to the compensation cost recognized by the company during fiscal 2007 for financial statement purposes in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”), except no assumptions for forfeitures were included. The compensation cost is equal to the grant date fair value computed in accordance with FAS 123R. Additional information related to the calculation of the compensation cost is set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007.
(2)	The amounts set forth in this column reflect stock options granted in March 2006 that vested in fiscal 2007 under our stock incentive plans. The amounts listed are equal to the compensation cost recognized during fiscal 2007 for financial statement purposes in accordance with FAS 123R, except no assumptions for forfeitures were included. No stock options were granted to the non-management directors in 2007 and the director compensation program no longer includes the granting of stock options. A discussion of the assumptions used in calculating the compensation cost is set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007.
(3)	At March 31, 2007, the number of stock options held by the non-management directors under our stock incentive plans was as follows: Mr. Allison (0), Mr. Carlson (22,500), Mr. du Moulin (15,000), Mr. Leonard (15,000), Mr. Madonna (5,000), Dr. Murrill (7,500), Mr. O’Malley (22,500), Mr. Pattarozzi (22,500), Mr. Sutton (0), and Mr. Thompson (5,000).
(4)	Represents costs of payments and promises of payments pursuant to our Educational Gift Matching Program. William C. O’Malley, our former Chairman, President and Chief Executive Officer, is reimbursed $12,000 annually for clerical support.

DIRECTOR COMPENSATION

The nominating and corporate governance committee is responsible for annually reviewing and approving the compensation for the non-management directors. Officers of the company who also serve as directors do not receive any additional compensation for services as a director.

We use a combination of cash and equity-based compensation to attract and retain our non-management directors. Compensation for the non-management directors for fiscal 2007 consisted of an annual cash retainer; an additional annual cash retainer for the lead director and for the chairs of each board committee; meeting fees; an annual grant of deferred stock units; and other benefits.

Director Fees.    For fiscal year 2007, the cash and equity-based compensation payable to the non-employee directors was as follows:

•	An annual cash retainer of $40,000;

•	An additional annual cash retainer of $10,000 for the lead director;

•	An additional annual cash retainer of $5,000 for the chair of each of the audit committee, the compensation committee, the nominating and corporate governance committee, and the finance committee;

•	A meeting fee of $1,500 for each board or committee meeting attended; and

•	An annual grant of deferred stock units valued at grant at $100,000 and described in more detail below.

Directors Deferred Stock Units.    On March 31, 2007 and on each succeeding March 31 that the Directors Deferred Stock Units Plan remains in effect, each non-management director is granted a number of stock units that is determined by dividing $100,000 by the fair market value of a share of our common stock. In the event of a change of control of our company, each non-management director will be granted a pro rata number of stock units for the partial year of service beginning at the end of the prior fiscal year through the date of the change of control. Dividend equivalents will also be credited to each director’s account in the form of additional deferred stock units. The deferred stock units are paid out in cash when a director ceases to serve on our board or upon a change of control of our company. The cash amount paid to the director at that time will be equal to the number of stock units credited to the director’s account in the Directors Deferred Stock Units Plan, multiplied by the fair market value of a share of our common stock valued as of the date of the event that triggers payout. A person who becomes a director during the fiscal year receives a pro rata grant.

Other Benefits.    We reimburse all directors for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and its committees.

Directors are eligible to participate in the company’s Educational Gift Matching Program on the same terms as employees. Under this program, the company will match a director’s contribution to an educational institution up to $5,000 per year.

Deferred Compensation Plan.    We previously provided a Deferred Compensation Plan under which a non-management director could elect to defer all or a portion of the fees paid to him for service on our board. During fiscal 2007, we terminated the Deferred Compensation Plan, since our newly adopted Directors Deferred Stock Units Plan provides for the automatic deferral of a significant portion of director compensation.

Retirement Plan.    We have also provided a Retirement Plan for the benefit of non-management directors who retire from our board on or after reaching age 65 or after completing five or more years of service on our board. We froze benefits under the Retirement Plan as of March 31, 2006 and terminated any further benefit accruals. A director who was a member of our board on May 31, 2001, will receive an annual benefit of $30,000 for a term equal to the number of years the retired director served as a non-management director. An outside director who joined our board after May 31, 2001, will receive the annual benefit for a term equal to the number of years the retired director served as a non-management director, but not to exceed five years. If a director dies prior to payment of his benefit, a death benefit is payable to his beneficiaries equal to the then present value of the unpaid benefit. The Retirement Plan provides for the protection of benefits in the event of a change of control of our company and allows a director to elect to be paid out in a lump sum in such event.

AUDIT COMMITTEE REPORT

The audit committee of our board is composed of five directors, all of whom meet the independence requirements of the New York Stock Exchange. Management has the primary responsibility for the preparation of the company’s financial statements and our company’s filings, including the design and implementation of the company’s internal controls. Our audit committee oversees the integrity of the company’s financial statements, reports, and other financial information, the company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit group and independent registered public accounting firm. Our audit committee operates under a written charter which is available on the company’s website at http://www.tdw.com.

In fulfilling its oversight responsibilities for fiscal 2007, our audit committee reviewed and discussed with management and our independent auditors our earnings releases and our periodic filings with the SEC. Among other things, the audit committee discussed the quality, not just the acceptability, of the accounting principles as selected by management and as applied in the financial statements.

In addition, our audit committee has discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The independent auditors also provided to our audit committee the written disclosures required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees), and our audit committee discussed with the independent auditors their independence, and considered the compatibility of any non-audit services provided by our auditors with the requirements of independence.

The committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The committee held ten meetings during fiscal 2007.

Under the audit committee charter, each year the audit committee appoints and retains an independent registered public accounting firm to act as auditors of our company’s financial statements for the ensuing year. The audit committee also pre-approves the scope of all audit services annually. Audit services and permitted non-audit services must be pre-approved by the full audit committee, except that the chairman of the audit committee has the authority to pre-approve any specific service if the total anticipated cost of such service is expected to be no more than $25,000, and provided the full audit committee ratifies the chairman’s approval at its next regular meeting. All audit and non-audit services for fiscal 2007 were pre-approved by the audit committee.

Other Information

The following table lists the aggregate fees and costs billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) to our company for the fiscal year ended March 31, 2006 and the fiscal year ended March 31, 2007.

	Amount Billed
	Fiscal Year Ended March 31, 2006	Fiscal Year Ended March 31, 2007
Audit Fees(1)	$1,050,000	$1,305,000
Audit-Related Fees(2)	$39,000	$40,000
Tax Fees(3)	0	$25,000
All Other Fees	0	$0

(1)	Relates to services rendered in connection with auditing our company’s annual consolidated financial statements for each applicable year and reviewing our company’s quarterly financial statements. Also includes services rendered in connection with statutory audits and financial statement audits of our subsidiaries.

(2)	Consists of financial accounting and reporting consultations and employee benefit plan audits.
(3)	Consists of United States and foreign corporate tax compliance services and consultations.

The audit committee has determined that the provision of services described above is compatible with maintaining the independence of the independent auditors.

Based on the review and discussions referred to above, the audit committee recommended to the board (and the board has approved) that the audited financial statements be included in our company’s Annual Report on Form 10-K for the year ended March 31, 2007, for filing with the Securities and Exchange Commission. The audit committee has selected Deloitte & Touche as our company’s independent registered public accounting firm for fiscal year 2008, and that selection is being presented to the stockholders for ratification at the annual meeting.

Audit Committee:

Jon C. Madonna, Chairman

M. Jay Allison

J. Wayne Leonard

Richard A. Pattarozzi

Jack E. Thompson

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and this proxy statement.

Compensation Committee:

Richard A. Pattarozzi, Chairman

Arthur R. Carlson

Richard T. du Moulin

Paul W. Murrill

Nicholas Sutton

COMPENSATION DISCUSSION AND ANALYSIS

Objectives.    We design our executive compensation program to help us attract, motivate, and retain the executive talent that we need in order to manage effectively a company with worldwide operations and to maximize return to our stockholders. We also design our program to promote a performance- and achievement-oriented environment. In support of these objectives, we structure our executive compensation program based on the following principles:

•    Competitive Levels of Compensation—We seek to provide our executives with a total compensation package that, within an expected range of performance, is competitive with compensation provided to executives who hold comparable positions with comparable companies. Our total compensation package includes base salary, annual incentive bonus, long-term incentives, and executive benefits.

•    Pay for Performance—We manage our incentive plans within a pay for performance framework. As a result, while the potential value of an executive’s compensation package is market driven, the actual compensation paid to executives in any given year may be higher or lower than compensation paid by our competitors to their executives because of differences in company and individual performance.

•    Focus on Annual and Long Term Results—As part of our pay for performance program, we maintain both annual and long-term incentive plans for key employees. The purpose of the annual incentive plan is to reward both short-term and long-term performance measured in terms of increases in the company’s financial performance and exemplary safety performance during a given year and over a series of years. The annual incentive plan provides an “at risk” element of compensation that is awarded depending upon our financial performance each year. The long-term incentive plan focuses on providing stock-based incentives with different vesting periods to promote retention.

The Executive Compensation Process.    The Board of Directors has delegated to the compensation committee the responsibility of overseeing the administration of our executive compensation program. Each member of the compensation committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange.

The compensation committee reports to the board of directors on all compensation matters regarding our executives and other key salaried employees. The committee annually reviews and approves the compensation for our executive officers. In addition, our chief executive officer makes recommendations to the compensation committee for salary, bonus, and long-term incentive awards for all executive officers other than his own. He develops these recommendations based on the competitive market information generated by the compensation consultant, the company’s compensation strategy, his assessment of individual performance and the experience of the executives. The committee discusses with the chief executive officer his recommendations, and either approves or modifies the recommendations in its discretion. Regarding the chief executive officer’s compensation, the committee reviews the competitive market information and determines changes to pay and incentive awards based on the compensation strategy and its assessment of his performance.

You may learn more about the compensation committee’s responsibilities by reading the committee’s charter, which is available in the “Governance” section of our website at http://www.tdw.com. We have also included additional information about the compensation committee, including the role of compensation consultants, under the heading “Board of Directors and Committee Composition—Compensation Committee—Process for Determining Executive and Employee Compensation”.

In fiscal 2006 and 2007, our compensation committee retained an independent compensation consultant to provide detailed, current information on the executive compensation practices of similar companies and to review our mix of base salary, annual incentive, and long-term incentives within our philosophy of providing competitive total direct compensation opportunities.

We offer our executives annual base salaries, annual cash incentive compensation, long-term incentive compensation and other employee benefits that are intended to be competitive with those offered by other publicly traded energy service companies and other similar sized industrial companies that we believe are most comparable to us. We also believe these companies are the most likely to compete with us for executive talent. We engage a compensation consultant to periodically review and provide us with information on compensation paid to executives holding equivalent positions or having similar responsibilities at these companies. The membership in the group of companies that we consider to be comparable to us changes from time to time.

In fiscal 2006 and 2007, the compensation committee engaged Towers Perrin, a compensation consultant, to provide us with compensation information for 16 public energy service companies as well as similarly sized general industry companies. The energy services peer group companies that we used for comparison purposes in fiscal 2007 are:

•	Nabors Industries

•	Transocean Offshore Inc.

•	GlobalSanteFe Corp.

•	Pride International

•	Noble Corporation

•	Diamond Offshore Drilling

•	Rowan Companies

•	ENSCO International

•	Helmerich & Payne

•	SEACOR HOLDINGS, INC.

•	Global Industries

•	Grey Wolf

•	GulfMark Offshore

•	Atwood Oceanics

•	Hornbeck Offshore

•	Trico Marine Services

The industrial companies that we included within the peer group for compensation evaluation included companies with annual corporate revenues of between $500 million and $3 billion.

We aim to pay our executives at a level that generally approximates the 50th percentile of the surveyed companies. We review our actual and target total direct compensation (which is made up of base salary, target and actual annual cash incentive compensation and long-term incentive compensation) in order to determine whether it is likely to fall within the range that we have targeted. We have not considered amounts realizable under outstanding options and restricted stock awards in setting compensation levels.

Setting Chief Executive Officer Compensation.    In setting the chief executive officer’s compensation, the compensation committee reviews the competitive market information provided by Towers Perrin and determines changes to salary levels and potential cash and equity incentive awards based on the compensation strategy and the committee’s assessment of the chief executive officer’s individual performance.

Our company has not entered into an employment agreement with our chief executive officers and his compensation is subject to review and adjustment each year by the committee. Although the formula for the annual cash incentive award payable to our chief executive officer does not contain a specified discretionary individual performance element for tax reasons, the committee considers the chief executive officer’s individual performance in setting his base salary and in establishing potential incentive compensation opportunities.

Components of Compensation.    The major components of our executive compensation program are the following:

•	base salaries, which reflect, in part, individual performance as well as competitiveness in the marketplace;

•	annual cash incentive compensation based primarily on the achievement by the company of financial and safety goals;

•	long-term stock-based incentive compensation provided through the granting of stock options and performance-accelerated restricted stock;

•	retirement and potential change of control benefits; and

•	other executive benefits, including perquisites.

The 2007 Summary Compensation Table sets forth amounts for each of these components that we paid for fiscal 2007 to our chairman and chief executive officer, our executive vice president and chief financial officer and our three other executive vice presidents for fiscal 2007. We refer to these five executives as our “named executives.”

We compensate our named executives principally by using a combination of short-term compensation (salary and annual cash incentive payouts) and long-term compensation (the at-risk portion of our annual cash incentives, stock options and restricted stock). Each year we determine the mix of short-term and long-term compensation by using market compensation information that is provided to us by our compensation consultants or that is otherwise available to us. We do not have a specific policy for the allocation of compensation between short-term and long-term compensation or cash and equity compensation. We tie our annual cash incentive compensation to the achievement of annual performance goals and our long-term incentive compensation to the achievement of annual performance goals and to the value of our common stock. We believe it is important to link a portion of our executives’ incentive compensation to appreciation in the value of our common stock in order to align the interests of our executives with the interests of our stockholders. We also believe it is important that our long-term compensation include a performance component. We select performance goals that we believe best reflect the principal drivers of our business and financial performance and create stockholder value.

Base Salary Program.    We believe that offering a competitive salary is important to our ability to attract, retain and motivate executive talent. Discretionary base salary adjustments are also made based upon each named executive’s performance over time. Consequently, we pay correspondingly higher salaries to those executive officers who have demonstrated a sustained level of superior performance over time. Generally, we review salary levels for named executives annually based on a variety of factors, including individual performance, general levels of market salary increases, our company’s overall financial condition and industry conditions.

At the beginning of fiscal 2007 we increased the base salaries of each of our named executives. The following table sets forth the base salary levels in effect at March 31, 2006 and March 31, 2007 and the percentage increase. We typically increase base salary April 1 of each year, at the beginning of our fiscal year.

Named Executive	2006 Base Salary ($)	% Increase	2007 Base Salary ($)
Dean E. Taylor	$500,000	15.0%	$575,000
J. Keith Lousteau	290,000	8.6%	315,000
Stephen W. Dick	286,000	7.0%	306,000
Cliffe F. Laborde	286,000	3.5%	296,000
Jeffrey M. Platt	230,100	22.7%	282,525

Mr. Taylor’s salary level increase of $75,000 was intended to bring his salary level closer to the median salary amounts paid to the chief executive officers of our peer energy service companies. It was also designed to restore a salary reduction that he had voluntarily requested in February 2004. Due to market conditions in 2004 in the Gulf of Mexico, salary reductions were imposed on employees working in that market. Mr. Taylor requested that he participate in the reduction and his salary level at that time was reduced from $500,000 to $470,000. His salary was returned to the $500,000 level in fiscal 2006.

Mr. Platt’s 22% salary increase was the result of his promotion to Executive Vice President in June 2006, as well as a recoupment of the fiscal 2004 salary reduction in which he also participated.

Annual Cash Incentive Compensation.    We pay annual cash incentives for the purpose of rewarding financial, safety and individual performance during the year. The amount of annual cash incentive compensation earned by our named executives for fiscal 2007 is set forth in the “Non-Equity Incentive Plan Compensation” column of the 2007 Summary Compensation Table. We paid these amounts in June 2007.

In preparing our annual cash incentive program for fiscal 2007, the compensation committee worked with Stern Stewart & Co., a consulting firm, to institute an annual incentive program that was based in substantial part on the “economic value added” (or “EVA”) to our company during the fiscal year and our safety performance. “EVA” is a framework developed by Stern Stewart for setting goals and measuring performance that rewards participants for both short-term and long-term results realized by the company. As in previous years, our annual incentive program also includes a safety performance component to reinforce our commitment to be an industry leader in safety.

The annual incentive award established for our chief executive officer was based upon EVA and safety results and is earned under our Executive Officer Annual Incentive Plan. This plan is designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code in order that the award paid to our chief executive officer can be fully deducted by us for federal income tax purposes. The award to our chief executive officer does not have a specified individual performance component. Annual awards paid to our other named executives are paid under our Management Annual Incentive Plan. These awards are also based upon EVA and safety performance, but are subject to adjustment based on evaluations of individual performance by the chief executive officer and the compensation committee.

Our “EVA” is equal to our net after-tax operating profit minus an appropriate charge for the opportunity cost of all capital that we have invested over the measurement period. As such, it is the amount by which our earnings exceed or fall short of a rate of return that our stockholders could expect to obtain if they invested in other securities of comparable risk. We use EVA as our principal performance measure because we believe that it best evidences the value that the members of our management team add to capital invested by our stockholders. Further, by focusing on our financial performance as a function of our invested capital, our management is incentivized to make prudent investments in assets that are capable of providing a strong return on capital.

At the beginning of each fiscal year, our compensation committee specifies target annual awards for each named executive. The target award is a percentage of base salary and the percentage is determined based upon the participant’s position and ability to directly influence our financial and safety performance. The committee also considers bonus opportunities provided by our energy services peer group and similarly-sized companies. The percentage of salary that the named executive is eligible to receive increases or decreases based upon the company’s performance above or below the target, and awards can be earned even if EVA decreases from the prior fiscal year, although such awards would be prorated appropriately to reflect the shortfall. There is no cap placed on the annual bonus opportunity for the named executives other than our chief executive officer. The Executive Officer Annual Incentive Plan limits the annual payout to our chief executive officer to $2 million. The EVA and safety performance goals for a particular year are established by the compensation committee prior to or early in each fiscal year.

Generation of the Bonus Pool

We establish a target bonus pool each year that is derived by aggregating the percentage of salary amounts set by the committee for all plan participants and then applying a factor for the Company’s EVA and a separate factor for safety performance. The target bonus pool for participants based on a percentage of salary is as follows:

•	75% of the pool is generated and declared based on the company’s EVA performance. Then,

•	75% (or 100% in the case of the chief executive officer) of this EVA portion that is eligible for payout is based solely upon EVA performance, and

•	25% of the EVA portion (except in the case of the chief executive officer) is based upon an evaluation of the recipient’s individual performance.

•	The remaining 25% of the pool is based upon the company’s achievement of Total Reported Incident Rate safety objectives.

At EVA and safety performance levels above and below the target levels, the 75%/25% relationship components may change. In addition, the 25% safety component can be increased by 50% over the target for exceptional safety performance.

EVA Criteria

We determine our EVA by subtracting from net operating profit after taxes (“NOPAT”), a charge for capital employed. NOPAT generally equals revenues, less operating expenses, depreciation expense, general and administrative expenses, other income and expenses and taxes on operating profit. Our capital charge is determined by multiplying our average capital invested during the year by a weighted average cost of debt and equity. For 2007, based on advice of Stern Stewart, we used a 9% weighted average cost of capital. The cost of capital percentage is subject to adjustment each year. Certain adjustments to NOPAT were made in determining EVA, including adjustments to eliminate the effects of accounting changes, extraordinary items, discontinued operations and unusual or infrequently occurring items (less the amount of related income taxes). When we implemented the EVA-based incentive bonus program, we established, based on advice received from Stern Stewart, a target for fiscal 2007, 2008 and 2009 that required a $5 million improvement in EVA each year over the prior year in order for the target bonus award to be achieved. Failure to achieve the EVA target in any fiscal year would result in reduced incentive awards and could result in no award for the EVA portion of the annual incentive.

The targeted $5 million improvement in annual EVA and the 9% cost of capital charge established for fiscal 2007 were both based upon a study by Stern Stewart and its recommendations of appropriate levels after considering the company’s past performance and taking into account that because of the volatility in the company’s business sector, EVA levels can fluctuate substantially from year to year. The $5 million additional EVA target was set as a realistic goal for a sustainable annual improvement in return on invested capital. Although company EVA in fiscal 2007 substantially exceeded the $5 million improvement that had been targeted, our EVA performance in 2007 has also raised the level of EVA performance that will have to be achieved in fiscal 2008 in order for the targeted portion of the EVA bonus to be achieved for fiscal 2008.

In order to limit volatility in annual incentive payouts and to tie payouts to sustainable value creation, on Stern Stewart’s recommendation, we also have created a “bonus bank” mechanism to which a portion of the bonus based upon EVA is subject. A portion of the bonus that is determined by the company’s EVA in any given year is set aside, or “banked” for possible payout in future years, and is subject to a reduction as a result of negative future EVA results. Any declared EVA bonus is credited to a participant’s personal bonus bank account each year, with a payout of

•	up to the lesser of the declared EVA portion or 150% of the target bonus, and

•	one-third of any net positive bonus bank balance.

The remaining two-thirds of the bonus bank is held at risk. In a year in which the EVA bonus declared would be a negative amount because the company has experienced a significant decline in EVA from the prior year, this negative amount is deducted from the bonus bank. Declared but unpaid amounts, including negative balances, are banked forward to be credited or debited against future declared bonus amounts in future years.

Safety Criteria

The safety performance measurement is determined by achievement of the established safety performance goals for the fiscal year, which is based upon our Total Reported Incident Rate per 200,000 work hours. The Total Reported Incident Rate goal for fiscal 2007 was .29, based upon a targeted improvement in our average safety performance levels over the preceding two years.

A Total Reported Incident Rate below a certain level will entitle a participant to a safety payment in an amount that is greater than 25% of the pool funding amount and which may be up to 150% of 25% of the target pool funding amount. The safety performance portion of the pool operates independently from the EVA portion and the EVA bonus bank does not impact the payout based upon safety performance.

Calculation of Annual Incentive

At its March 2007 meeting, the committee reviewed the expected achievement of EVA and safety goals during 2007, performed a subjective review of individual performance and approved estimated annual cash incentive compensation under our annual incentive plans. Final amounts due under the Plans, as applicable, were approved by the committee at its meeting in May 2007. For fiscal 2007, the Company’s EVA was $132.5 million over fiscal 2006 EVA. The committee recognized and anticipated when the $5 million additional EVA target was set that in very successful years the EVA added could substantially exceed the $5 million target. Historically, changes in EVA from year to year have been substantial and EVA results as recently as fiscal 2005 were negative. Superior EVA results, such as the EVA achieved in fiscal 2007, provide an aggressive target for subsequent fiscal years where an improvement on prior superior performance is required to meet the new target.

The Total Reported Incident Rate for fiscal 2007 was .15, a significant improvement over fiscal 2006. This exceptional safety performance increased the safety portion of the pool by 50% (the maximum increase permitted). However, it has been the compensation committee’s practice to reduce the safety award component if lost time accidents occur. The safety award component of the annual incentive was reduced for each named executive by 4% due to the occurrence of two lost time accidents during the fiscal year.

The compensation committee awarded each of the named executives (other than the chief executive officer) between 90% and 100% of the potential individual performance portion of the annual incentive award. The chief executive officer’s annual incentive is entirely formulaic for purposes of protecting the Company’s federal income tax deduction for the award and does not include a subjective individual performance component.

For each of our named executives, we have set forth in the table below information on the target and incentive award amounts, including amounts paid and banked.

Named Executive	Target % of Salary	Target Amount of Incentive Award	Incentive Award Based Upon EVA	Incentive Award Based Upon Safety	Incentive Award Based Upon Individual Per- formance	Total Amount of Incentive Award Including Bonus Bank(1)	Total Incentive Award as a % of Salary	Cash Incentive Award Paid	Amount Paid as a % of Salary	Amount Credited to Bonus Bank(2)
Dean E. Taylor	120%	$690,000	$1,129,901	$248,400	N/A	$2,085,603	363%	$1,378,301	240%	$707,302
J. Keith Lousteau	95%	299,250	367,525	107,730	$122,508	904,517	292%	597,763	190%	306,754
Stephen W. Dick	95%	290,700	357,024	104,652	113,058	872,723	285%	574,734	188%	297,989
Cliffe F. Laborde	95%	281,200	345,357	101,232	103,607	838,447	283%	550,196	186%	288,251
Jeffrey M. Platt	95%	294,500	336,207	98,550	112,069	827,440	293%	546,826	176%	280,614

(1)	Bonus bank portion is subject to possible forfeiture in future years based upon future EVA results.
(2)	Subject to possible forfeiture in future years based upon future EVA results.

We do not have a specific policy for adjustment or recovery of annual incentive awards in the event of a restatement of our financial statements that would reduce the award, but in the event of a restatement, we would consider whether an adjustment or recovery would be appropriate.

Long-term Incentive Compensation.    We grant long-term incentive compensation in the form of restricted stock and stock options annually to our named executives. We begin by considering the market value of long-term incentive compensation that our peer energy service companies and other similar size companies grant to their executives. As with other elements of executive compensation, we target the approximate median. When making awards of stock options and restricted stock to the named executives in fiscal 2007, we allocated a larger portion of our long-term incentive compensation to restricted stock and a smaller portion to options. We now utilize restricted stock more heavily than options as a result of the changes in the accounting treatment of options, stock plan limits on shares available for grant and the historic volatility of our stock price. Currently restricted stock is widely used in the energy industry. In such a cyclical industry, the use of restricted stock in addition to options encourages executives to remain with our company even during periods of stock price volatility. Our restricted stock also contains a performance element in that vesting of portions of the grant is accelerated if the annual EVA target is exceeded. By weighting long-term incentive value more heavily toward restricted stock, we are placing added emphasis on financial performance goals, as well as providing rewards for growth in the value of our common stock. In addition, we believe that granting restricted stock provides our named executives with a significant equity ownership opportunity.

We have used a consistent approach in the timing of our stock option and restricted stock grants over the years. We grant stock options and restricted stock on an annual basis typically at the regularly scheduled compensation committee meeting in late March. We schedule the dates of the compensation committee meetings approximately one year in advance. We may also grant restricted stock and stock options at other regularly scheduled compensation committee meetings in connection with an executive’s promotion or hiring. The dates of these grants may occur shortly before the release of quarterly earnings announcements. Information relating to the stock options and shares of restricted stock granted to our named executives is set forth in the 2007 Summary Compensation Table and the 2007 Grants of Plan-Based Awards Table.

Stock Options.    The number of stock options granted to an executive is based upon the executive’s position and level of responsibility. In accordance with the terms of our stock plans, the option exercise price for all stock options is equal to the closing price of our common stock on the date options are granted. We do not reprice stock options. Stock options granted in fiscal year 2007 vest one year following grant and expire ten years from the date of grant. In fiscal 2007 we granted substantially fewer options than in previous years and shifted additional long-term incentive value to restricted stock in recognition of the reduction in the size of the option grants for 2007.

Restricted Stock.    We also base our restricted stock grant levels on the named executive’s position and responsibility. Shares of restricted stock are subject to forfeiture if employment terminates and vest in accordance with performance and time restrictions. All restricted stock granted in fiscal 2007 will vest at the end of a four-year vesting period, but 25% of the shares granted will vest earlier after one, two and three years if the EVA targets for that fiscal year are achieved. The EVA target used for restricted stock is the same target used in our annual incentive plan and was $5 million in additional EVA for 2007. The named executives have voting and dividend rights on their restricted stock and dividends are paid to them currently.

In May 2007 the committee approved an amendment to the terms of all restricted stock held by Cliffe F. Laborde, our executive vice president and general counsel, who has resigned effective June 29, 2007. Mr. Laborde will not forfeit his unvested shares of restricted stock upon termination of employment, but will be permitted to retain the shares subject to a prohibition on the sale of the shares until the originally scheduled vesting dates. The committee took this action in recognition of Mr. Laborde’s more than 15 years of valuable service to our company.

Our long-term incentive opportunities are intended to be competitive with those opportunities made available at our peer companies in energy services and at similarly sized companies. Therefore, we do not generally consider the amount of outstanding stock options and shares of restricted stock currently held by an executive when making awards of stock options and restricted stock.

Other Benefits.    We provide our named executives with various retirement and savings programs, health and welfare programs, certain perquisites and employee benefit plans, programs and arrangements generally available to all employees.

At the time of the acquisition of the corporate airplane, our board of directors, for security reasons, adopted a policy that required that the chief executive officer complete all air travel, both business and personal aboard our airplane. We reviewed this policy during fiscal 2007. We continue to believe that this is an appropriate and reasonable practice, although we understand that for certain international travel use of the corporate airplane is impractical and Mr. Taylor does fly commercially in those instances. The value of the use of the corporate airplane for personal travel by Mr. Taylor during 2007 was $42,367, valued at the incremental cost to the Company as required by the Securities and Exchange Commission for proxy statement disclosure purposes. Mr. Taylor was also reimbursed for his income tax liability related to his personal use of the company airplane. Mr. Taylor’s reimbursement of $37,130 for the income tax liability incurred as a result of his personal use of the airplane resulted from Internal Revenue Service regulations valuing such personal use at an amount in excess of the incremental cost of such travel to the Company.

Other perquisites for fiscal 2007 consist primarily of country club dues for one country club membership for each named executive, lunch club memberships, and executive medical benefits.

We have set forth the incremental cost of providing these perquisites to our named executives in a separate table that is included in a footnote to the “All Other Compensation” column of the 2007 Summary Compensation Table.

Severance Agreements.    To ensure continuity and the continued dedication of our executives during any period of uncertainty caused by a possible change of control of our Company, we have entered into Change of Control Agreements with our executives, including each of our named executives. Information regarding the current Change of Control Agreements, including the estimated amounts payable to each named executive, is set forth under the heading “Potential Payments upon Termination or Change in Control—Change in Control.”

In fiscal 2007, the compensation committee engaged Towers Perrin to evaluate our existing Change of Control Agreements in order to determine how these agreements compare to market practices. Towers Perrin’s evaluation included a review of the change in control trigger threshold, severance pay, single versus double triggers, severance pay multiples, continuation of retirement, health and welfare benefits and excise tax gross-ups. As a result of such review, the compensation committee offered those officers with current Change of Control Agreements the choice of substituting their current agreements with new agreements that would include an excise tax gross-up payment, but would also reduce the change of control benefit related to the SERP as well as restrict the conditions under which an officer could terminate employment for “good reason” following a change of control and receive the severance benefit. To date, none of the officers has elected to accept the offer to change the terms of his Change of Control Agreement.

In May 2007, the compensation committee entered into a severance agreement with J. Keith Lousteau, our executive vice president and chief financial officer, with a three-year term. If we terminate his employment without cause or if he voluntarily terminates his employment for good reason, he will receive a lump-sum cash payment equal to three times the sum of (a) his base salary in effect at the time of termination and (b) the average of the annual bonuses earned by him (inclusive of any banked amounts) with respect to the three full fiscal years that immediately preceded the termination date. In addition, we will (i) continue to provide him insurance and welfare benefits for 18 months following termination of employment, (ii) provide outplacement assistance for a period of 18 months following termination of employment (not to exceed an aggregate of $25,000), (iii) cause any unvested stock options or restricted stock to become fully vested, and (iv) pay him any positive balance in his bonus bank. We entered into this Severance Agreement with Mr. Lousteau at the time that our company and Mr. Lousteau entered into a consent decree with the Securities and Exchange Commission.

Retirement Benefits.    We also provide a non-qualified deferred compensation plan, which acts as a supplement to our 401(k) plan, and a supplemental executive retirement plan that operates as a supplement to our qualified pension plan, or in the case of Mr. Platt, a supplement to our qualified retirement plan, which is a defined contribution plan. Both of these plans are designed to provide retirement benefits to our officers that the officers are precluded from receiving under the underlying qualified plans due to the compensation and benefits limits in the Internal Revenue Code.

$1 Million Pay Deductibility Cap.    Section 162(m) of the Internal Revenue Code limits our federal income tax deductions for compensation, other than qualified performance-based compensation, to $1 million for compensation paid to each of our most highly compensated executive officers. Stock options granted by us and the bonus paid to the chief executive officer through the Executive Officer Annual Incentive Plan are designed to qualify as performance-based and to be excluded in calculating the $1 million limit of Section 162(m). As a result of our use of performance-based compensation and the deferrals of compensation by executives, we expect all fiscal 2007 executive compensation to be fully deductible.

We intend to continue to establish executive officer compensation programs that will maximize our company’s income tax deduction. However, from time to time, the committee may award compensation that is not fully tax deductible if we determine that such award is consistent with our philosophy and in the best interest of our company and our stockholders.

Stock Ownership Guidelines.    The compensation committee intends to establish mandatory stock ownership requirements for executive officers in fiscal 2008.

EXECUTIVE COMPENSATION

The following table summarizes, for the fiscal year ended March 31, 2007, the compensation paid to each of our executive officers in all capacities in which they served.

FISCAL 2007 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation(5)	Total
Dean E. Taylor Chairman, President and Chief Executive Officer	2007	$575,000	$662,276	$367,689	$1,378,301	$1,962,508	$112,539	$5,058,313

J. Keith Lousteau Executive Vice President and Chief Financial Officer	2007	$315,000	$242,136	$132,564	$597,763	$754,173	$20,606	$2,062,242

Stephen W. Dick Executive Vice President	2007	$306,000	$218,413	$123,774	$574,734	$700,796	$26,888	$1,950,605

Cliffe F. Laborde Executive Vice President, Secretary and General Counsel	2007	$296,000	$196,911	$106,194	$550,196	$239,086	$29,968	$1,418,355

Jeffrey M. Platt Executive Vice President	2007	$282,525	$223,361	$132,564	$546,826	$126,352	$24,631	$1,328,591

(1)	The dollar value of restricted stock set forth in this column is the compensation cost we recognized during fiscal 2007 for financial statement purposes in accordance with FAS 123R related to all restricted stock grants with vesting during fiscal 2007, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the compensation costs is set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007. Please see the “Grants of Plan-Based Awards Table” for more information regarding the stock awards we granted in fiscal 2007.
(2)	The dollar value of stock option awards set forth in this column is the compensation cost we recognized during fiscal 2007 for financial statement purposes in accordance with FAS 123R related to all stock option grants with vesting during fiscal 2007, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the compensation costs is set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007. Please see the “Grants of Plan-Based Awards Table” for more information regarding the stock option awards we granted in fiscal 2007.
(3)	Represents amounts paid to our named executive officers under our Management Annual Incentive Plan and our Executive Officer Annual Incentive Plan, as applicable.
(4)	Consists of the change from the prior fiscal year in the named executive officer’s pension value under our qualified Pension Plan and our non-qualified Supplemental Executive Retirement Plan.

(5)	Includes (i) matching contributions to the company’s 401(k) plan and Supplemental Savings Plan, (ii) retirement plan contributions for the account of Mr. Platt, who participates in a qualified defined contribution plan and not in our Pension Plan (iii) health care premium payments under our Executive Medical Plan, (iv) reimbursement for income tax liability incurred by inclusion in taxable income under the Internal Revenue Code of the value of personal use of corporate aircraft, (v) dividends paid on restricted stock held by our named executive officers, and (vi) the value of perquisites, including parking, club memberships, and the use of the company airplane by Mr. Taylor for personal use, as set forth below:

Name	401(k) Plan and Supplemental Savings Plan Contributions	Retirement Plan Contributions	Executive Medical Plan	Income Tax Reimbur- sement(6)	Income Tax Return Preparation	Dividends	Parking	Club Memberships	Use of Corporate Airplane(7)
Mr. Taylor	$17,250	—	$5,970	$37,130	—	$32,288	$2,640	$6,370	$42,367
Mr. Lousteau	$9,450	—	$5,970	—	—	$11,288	$2,640	$2,202	—
Mr. Dick	$9,180	—	$5,970	—	$4,500	$10,800	$2,640	$4,598	—
Mr. Laborde	$8,880	—	$5,970	—	$6,590	$9,900	$2,640	$5,388	—
Mr. Platt	$8,475	$7,319	$5,970	—	—	$10,913	$2,640	$227	—

(6)	Mr. Taylor was reimbursed for his income tax liability related to his personal use of the company airplane.
(7)	Our board of directors, for security reasons, has required that Mr. Taylor complete all domestic and select international air travel, both business and personal aboard the company’s airplane. We calculate the aggregate incremental cost of Mr. Taylor’s personal use by multiplying the number of hours of personal use by the hourly cost to operate the plane, adding in incidental expenses.

The following table presents additional information regarding restricted stock and option awards, as well as non-equity incentive plan awards granted to our named executive officers during the fiscal year ended March 31, 2007.

FISCAL 2007 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Target ($)	Maximum ($)
Dean E. Taylor	N/A 03/21/2007 03/21/2007	690,000	2,000,000	(1)	25,000	20,000	57.65	1,441,250 422,800

J. Keith Lousteau	N/A 03/21/2007 03/21/2007	299,250	N/A	(2)	9,000	6,500	57.65	518,850 137,410

Stephen W. Dick	N/A 03/21/2007 03/21/2007	290,700	N/A	(2)	8,000	6,000	57.65	461,200 126,840

Cliffe F. Laborde	N/A 03/21/2007 03/21/2007	281,200	N/A	(2)	6,500	5,000	57.65	374,725 105,700

Jeffrey M. Platt	N/A 03/21/2007 03/21/2007	294,500	N/A	(2)	9,000	6,500	57.65	518,850 137,410

(1)

Our chief executive officer was eligible to receive a cash bonus under our Executive Officer Annual Incentive Plan based on the company’s achievement of annual performance goals. The amount actually paid to the chief executive officer for fiscal 2007 pursuant to this program is reflected in the “Summary Compensation Table” herein. The Executive Officer Annual Incentive Plan provides for a maximum award amount of $2 million in order that the award can be fully deducted by the company for federal income tax purposes under Section 162(m) of the Internal Revenue Code. Please see “Compensation Discussion and Analysis—Annual Cash Incentive Compensation” for more information regarding this program and the related performance measures.

(2)	Our named executive officers, other than our chief executive officer, were eligible to receive a cash bonus under our Management Annual Incentive Plan based on the achievement of annual performance goals. The amounts actually paid to the named executive officers for fiscal 2007 pursuant to this program are reflected in the “Summary Compensation Table” herein. The Management Annual Incentive Plan does not establish a maximum incentive award. Please see “Compensation Discussion and Analysis—Annual Cash Incentive Compensation” for more information regarding this program and the related performance measures.
(3)	Shares of restricted stock granted in fiscal 2007 vest 25% on the first, second and third anniversary of the date of grant if the EVA targets established for the annual cash incentive award are achieved. On March 21, 2011, any shares of restricted stock that remain unvested automatically vest.
(4)	Stock options granted in fiscal 2007 have a term of 10 years and vest 100% on the first anniversary of the date of grant.
(5)	In accordance with the terms of the company’s stock option plans, the exercise price of options awarded is the closing price of our common stock on the date of grant, as reported on the New York Stock Exchange.
(6)	The dollar values of restricted stock and stock options disclosed in this column are equal to the aggregate grant date fair value computed in accordance with FAS 123R, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

Salary.    Salaries paid to our named executives are set forth in the Fiscal 2007 Summary Compensation Table. For fiscal 2007, salaries paid to our named executives accounted for the following percentages of their total annual compensation: Mr. Taylor (11.3%), Mr. Lousteau (15.2%), Mr. Dick (15.6%), Mr. Laborde (20.8%) and Mr. Platt (21.2%).

Non-equity Incentive Plan Compensation.    The non-equity incentive plan compensation set forth in the tables above reflects annual cash incentive compensation under our Management Annual Incentive Plan and our Executive Officer Annual Incentive Plan, as applicable. Annual cash incentive compensation is earned based upon EVA, safety performance and, in the case of the named executive officers other than our chief executive officer, individual performance. The performance goals are discussed in greater detail under the heading “Compensation Discussion and Analysis—Annual Cash Incentive Compensation.”

Stock Options and Restricted Stock.    Each year, we provide long-term incentives in the form of stock options to our executives. Stock options are intended to reward executives for generating appreciation in our company’s stock price through their individual performance. Shares of restricted stock that include a performance element were again included in our long-term incentives for fiscal 2007. We believe that including restricted stock in our long-term incentive program will provide a significant equity ownership opportunity to management that is less subject to market volatility. The restricted stock is subject to forfeiture if employment terminates other than as a result of death or disability prior to vesting.

During the vesting period, the executives are the beneficial owners of the shares of restricted stock and possess all voting and dividend rights. Dividends are payable at the same rate as is paid on the company’s common stock generally. During fiscal 2007, the quarterly dividend rate was $0.15 per share.

Employment Agreements.    None of the named executive officers has a written employment agreement with the company.

Additional Information.    We have provided additional information regarding the compensation we pay to our named executives under the heading “Compensation Discussion and Analysis.”

The following table illustrates the outstanding equity awards held by our named executive officers as of March 31, 2007.

OUTSTANDING EQUITY AWARDS AT MARCH 31, 2007

	Option Awards					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Dean E. Taylor	25,000 25,748 35,000 75,000 50,000 75,000 55,000 42,500 20,000 18,333 0	0 0 0 0 0 0 0 0 0 36,667 20,000	(2) (3)	45.6250 22.7500 32.2500 42.1875 28.3300 40.2800 27.9200 28.0500 37.5500 55.7600 57.6500	3/26/2008 3/11/2009 3/29/2010 1/18/2011 10/5/2011 3/27/2012 3/12/2013 3/30/2014 3/30/2015 3/29/2016 3/21/2017	73,000		4,276,340

J. Keith Lousteau	25,000 30,000 60,000 30,000 6,230 17,500 7,000 6,500 0	0 0 0 0 0 0 0 13,000 6,500	(2) (3)	45.6250 32.2500 42.1875 40.2800 27.9200 28.0500 37.5500 55.7600 57.6500	3/26/2008 3/29/2010 1/18/2011 3/27/2012 3/12/2013 3/30/2014 3/30/2015 3/29/2016 3/21/2017	26,500		1,552,370

Stephen W. Dick	25,000 44,550 26,900 17,500 17,500 35,000 35,000 17,500 6,000 6,000 0	0 0 0 0 0 0 0 0 0 12,000 6,000	(2) (3)	45.6250 22.7500 32.2500 44.0000 35.2900 40.2800 27.9200 28.0500 37.5500 55.7600 57.6500	3/26/2008 3/11/2009 3/29/2010 3/29/2011 7/26/2011 3/27/2012 3/12/2013 3/30/2014 3/30/2015 3/29/2016 3/21/2017	23,750		1,391,275

Cliffe F. Laborde	40,000 26,667 35,000 75,000 20,000 35,000 17,500 6,000 5,000 0	0 0 0 0 0 0 0 0 10,000 5,000	(2) (3)	45.6250 22.7500 32.2500 42.1875 40.2800 27.9200 28.0500 37.5500 55.7600 57.6500	3/26/2008 3/11/2009 3/29/2010 1/18/2011 3/27/2012 3/12/2013 3/30/2014 3/30/2015 3/29/2016 3/21/2017	20,750	(4)	1,215,535

	Option Awards					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Jeffrey M. Platt	7,000 3,100 5,000 5,000 30,000 30,000 17,500 6,000 6,500 0	0 0 0 0 0 0 0 0 13,000 6,500	(2) (3)	45.6250 32.2500 44.0000 35.2900 40.2800 27.9200 28.0500 37.5500 55.7600 57.6500	3/26/2008 3/29/2010 3/29/2011 7/26/2011 3/27/2012 3/12/2013 3/30/2014 3/30/2015 3/29/2016 3/21/2017	25,000	1,464,500

(1)	The shares of restricted stock held by our named executive officers vest as follows:

Name	Total Unvested Restricted Stock	Vesting Dates
Mr. Taylor	73,000

4,250 shares vesting on 3/30/08.

6,250 shares vesting on each of the later of 5/1/07 and 5/1/08 or the date on which the company files its annual report on Form 10-K for the preceding fiscal year, if the company’s return on total capital for that year equals or exceeds the greater of (i) 15%, or (ii) the average of the return on total capital for the fours years preceding such fiscal year. On 3/30/09, any of such 6,250 shares of restricted stock that remain unvested automatically vest.

6,250 shares vesting on each of the later of 5/1/07, 5/1/08 and 5/1/09 or the date on which the company files its annual report on Form 10-K for the preceding fiscal year, if the EVA targets established for the annual cash incentive award are achieved. On 3/29/10, any of such 6,250 shares of restricted stock that remain unvested automatically vest.

6,250 shares vesting on each of the later of 5/1/08, 5/1/09, and 5/1/10 or the date on which the company files its annual report on Form 10-K for the preceding fiscal year, if the EVA targets established for the annual cash incentive award are achieved. On 3/21/11, any of such 6,250 shares of restricted stock that remain unvested automatically vest.

Mr. Lousteau	26,500

1,750 shares vesting on 3/30/08.

2,250 shares vesting on each of the later of 5/1/07 and 5/1/08 or the date on which the company files its annual report on Form 10-K for the preceding fiscal year, if the company’s return on total capital for that year equals or exceeds the greater of (i) 15%, or (ii) the average of the return on total capital for the fours years preceding such fiscal year. On 3/30/09, any of such 2,250 shares of restricted stock that remain unvested automatically vest.

2,250 shares vesting on each of the later of 5/1/07, 5/1/08 and 5/1/09 or the date on which the company files its annual report on Form 10-K for the preceding fiscal year, if the EVA targets established for the annual cash incentive award are achieved. On 3/29/10, any of such 2,250 shares of restricted stock that remain unvested automatically vest.

Name	Total Unvested Restricted Stock	Vesting Dates

2,250 shares vesting on each of the later of 5/1/08, 5/1/09, and 5/1/10 or the date on which the company files its annual report on Form 10-K for the preceding fiscal year, if the EVA targets established for the annual cash incentive award are achieved. On 3/21/11, any of such 2,250 shares of restricted stock that remain unvested automatically vest.

Mr. Dick	23,750

1,750 shares vesting on 3/30/08.

2,000 shares vesting on each of the later of 5/1/07 and 5/1/08 or the date on which the company files its annual report on Form 10-K for the preceding fiscal year, if the company’s return on total capital for that year equals or exceeds the greater (i) 15%, or (ii) the average of the return on total capital for the fours years preceding such fiscal year. On 3/30/09, any of such 2,000 shares of restricted stock that remain unvested automatically vest.

2,000 shares vesting on each of the later of 5/1/07, 5/1/08 and 5/1/09 or the date on which the company files its annual report on Form 10-K for the preceding fiscal year, if the EVA targets established for the annual cash incentive award are achieved. On 3/29/10, any of such 2,000 shares of restricted stock that remain unvested automatically vest.

2,000 shares vesting on each of the later of 5/1/08, 5/1/09, and 5/1/10 or the date on which the company files its annual report on Form 10-K for the preceding fiscal year, if the EVA targets established for the annual cash incentive award are achieved. On 3/21/11, any of such 2,000 shares of restricted stock that remain unvested automatically vest.

Mr. Laborde	20,750

1,750 shares vesting on 3/30/08.

2,000 shares vesting on each of the later of 5/1/07 and 5/1/08 or the date on which the company files its annual report on Form 10-K for the preceding fiscal year, if the company’s return on total capital for that year equals or exceeds the greater of (i) 15%, or (ii) the average of the return on total capital for the fours years preceding such fiscal year. On 3/30/09, any of such 2,000 shares of restricted stock that remain unvested automatically vest.

1,625 shares vesting on each of the later of 5/1/07, 5/1/08 and 5/1/09 or the date on which the company files its annual report on Form 10-K for the preceding fiscal year, if the EVA targets established for the annual cash incentive award are achieved. On 3/29/10, any of such 1,625 shares of restricted stock that remain unvested automatically vest.

1,625 shares vesting on each of the later of 5/1/08, 5/1/09, and 5/1/10 or the date on which the company files its annual report on Form 10-K for the preceding fiscal year, if the EVA targets established for the annual cash incentive award are achieved. On 3/21/11, any of such 1,625 shares of restricted stock that remain unvested automatically vest.

Name	Total Unvested Restricted Stock	Vesting Dates

Mr. Platt	25,000

1,750 shares vesting on 3/30/08.

1,750 shares vesting on each of the later of 5/1/07 and 5/1/08 or the date on which the company files its annual report on Form 10-K for the preceding fiscal year, if the company’s return on total capital for that year equals or exceeds the greater of (i) 15%, or (ii) the average of the return on total capital for the fours years preceding such fiscal year. On 3/30/09, any of such 1,750 shares of restricted stock that remain unvested automatically vest.

2,250 shares vesting on each of the later of 5/1/07, 5/1/08 and 5/1/09 or the date on which the company files its annual report on Form 10-K for the preceding fiscal year, if the EVA targets established for the annual cash incentive award are achieved. On 3/29/10, any of such 2,250 shares of restricted stock that remain unvested automatically vest.

2,250 shares vesting on each of the later of 5/1/08, 5/1/09, and 5/1/10 or the date on which the company files its annual report on Form 10-K for the preceding fiscal year, if the EVA targets established for the annual cash incentive award are achieved. On 3/21/11, any of such 2,250 shares of restricted stock that remain unvested automatically vest.

(2)	Options vest in equal annual increments on March 29, 2008 and 2009.
(3)	Options vest 100% on March 21, 2008.
(4)	On May 30, 2007 the compensation committee accelerated the vesting of all unvested restricted stock held by Mr. Laborde. He is prohibited from selling the shares until the original vesting date.
(5)	Based on the closing price of our common stock on March 30, 2007 ($58.58), as reported on the New York Stock Exchange.

FISCAL 2007 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding the number and value of stock options exercised and stock vested during fiscal 2007 for our executive officers named in the 2007 Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Dean E. Taylor	59,552	1,488,030	10,500	562,090
J. Keith Lousteau	60,000	1,333,041	4,000	215,240
Stephen W. Dick	15,000	143,157	3,750	202,715
Cliffe F. Laborde	88,333	2,065,321	3,750	202,715
Jeffrey M. Platt	22,567	450,078	3,500	190,190

(1)	The value realized on the exercise of stock options is based on the difference between the exercise price and the market price (used for tax purposes) of our common stock on the date of exercise.
(2)	The value realized upon the vesting of restricted stock is based on the market price of our common stock on the date of vesting.

FISCAL 2007 PENSION BENEFITS

The following table sets forth information relating to our Pension Plan and our Supplemental Executive Retirement Plan.

Name	Plan Name	Number of years of Credited Service	Present Value of Accumulated Benefits ($)(1)	Payments during Last Fiscal Year
Dean E. Taylor	Pension Plan SERP	28 28	1,209,589 4,793,606	0 0
J. Keith Lousteau	Pension Plan SERP	29 29	1,244,182 1,823,462	0 0
Stephen W. Dick	Pension Plan SERP	34 34	1,360,077 1,785,366	0 0
Cliffe F. Laborde	Pension Plan SERP	15 15	619,479 581,961	0 0
Jeffrey M. Platt	SERP	10	296,323	0

(1)	Benefits are assumed to commence at the earliest unreduced retirement age of 62 as a single life annuity, with pay and service as of March 31, 2007. A discussion of the other assumptions used in calculating the present value of accumulated benefits is set forth in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

We sponsor a defined benefit pension plan (“Pension Plan”) and a Supplemental Executive Retirement Plan (“SERP”) covering eligible employees of our company and participating subsidiaries. To be eligible to participate in the SERP, an employee must be a participant in the Pension Plan or the Tidewater Retirement Plan, which is a defined contribution plan, and the employee must serve as the chief executive officer, the president, a vice president or the corporate controller of the company. The SERP provides certain benefits to our officers that the Pension Plan is prevented from providing because of compensation and benefits limits in the Internal Revenue Code. The Pension Plan and the SERP are referred to together as the “Pension Program.”

An executive officer’s benefits under the Pension Program are based on his highest average of 5 consecutive calendar years of gross pay over the last 10 years (“final average pay”) prior to his retirement. Upon normal retirement at age 65, an officer participating in the Pension Program receives a monthly benefit equal to the sum of (i) 2% of the portion of final average pay that exceeds Social Security covered compensation, times years of service up to a maximum of 35, plus (ii) 1.35% of the portion of final average pay that does not exceed Social Security covered compensation, times years of service up to a maximum of 35, plus (iii) 1% of final average pay times years of service in excess of 35 years. SERP benefits become fully vested and are paid out in a lump sum upon a change of control of our company.

Early retirement benefits are available upon retirement after attaining age 55 and completing 10 years of service. There is no reduction for benefits that begin at age 62 or later. For retired employees electing commencement between age 55 and 62, the reduction is 5% per year for each year prior to age 62. Messrs. Taylor, Lousteau, Dick, and Laborde are eligible for early retirement. A retired employee may select a life annuity or an equivalent optional form of settlement. However, SERP benefits are paid in a lump sum upon a change of control.

Employees who have completed five years of vesting service are 100% vested in their Pension Program benefits. Messrs. Taylor, Lousteau, Dick, Laborde and Platt, have 28, 29, 34, 15 and 10 years of vesting service as of March 31, 2007, respectively, under the company’s Pension Program.

Mr. Platt, however, is not eligible to participate in the Pension Plan because he was hired after January 1, 1996. Employees who were hired after that date participate in the Tidewater Retirement Plan, which is a defined contribution plan. Thus, Mr. Platt will receive a SERP benefit equal to the actuarial equivalent of the excess of (i) the benefit which could have been payable as a monthly single life annuity under the Pension Program, described above, if he had been eligible to Participate in the Pension Plan less (ii) a hypothetical Retirement Plan benefit based upon a monthly single life annuity. The hypothetical Retirement Plan benefit is Mr. Platt's actual Retirement Plan account balance as of the date he became an officer with increases based upon qualified assumptions of an annual contribution of 3% of eligible compensation and interest at 6%, compounded annually. In lieu of a Pension Plan benefit, Mr. Platt will receive a benefit from the Retirement Plan, which is a defined contribution plan.

FISCAL 2007 NON-QUALIFIED DEFERRED COMPENSATION

The following table summarizes the compensation our named executive officers have deferred under our Supplemental Savings Plan.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 3/31/07
Dean E. Taylor	$257,625	$15,813	$59,855	0	$813,670
J. Keith Lousteau	$52,313	$6,206	$29,630	$70,594	$303,152
Stephen W. Dick	$75,025	$7,268	$53,194	0	$583,802
Cliffe F. Laborde	$58,500	$6,988	$49,506	0	$551,216
Jeffrey M. Platt	$56,971	$5,460	$13,046	0	$147,455

(1)	No amounts reported in these columns are reported as compensation in the Fiscal 2007 Summary Compensation Table.

Our Supplemental Savings Plan allows certain officers and other designated participants who earn over the qualified 401(k) plan limits to participate in the Supplemental Savings Plan and to receive company contributions. A participant is permitted to contribute an aggregate of between 2% and 75% of base salary to the 401(k) plan and the Supplemental Savings Plan. In addition, a participant may defer up to 100% (in 25% increments) of his bonus compensation. The company makes a 50% matching contribution of up to 6% of salary contributed to the 401(k) plan and the Supplemental Savings Plan. The participant’s contribution and the company’s matching contribution are invested as instructed by the participant in one or more investment funds offered through the Supplemental Savings Plan for fiscal 2007. The annual rate of return for these funds for fiscal 2007 was as follows:

Fund	One Year Total Return
AMERICAN GROWTH FUND OF AMERICA (CLASS R4 SHARES)	7.73%
BLACKROCK S&P 500 INDEX FUND (CLASS I SHARES)	11.55%
EVERGREEN INTERNATIONAL EQUITY FUND (CLASS A SHARES)	15.95%
FIDELITY ADVISOR SMALL CAP FUND (CLASS A SHARES)	8.67%
LORD ABBETT AFFILIATED FUND (CLASS Y SHARES)	11.84%
LORD ABBETT SMALL CAP VALUE FUND (CLASS Y SHARES)	6.90%
MFS TOTAL RETURN FUND (CLASS R5)	11.74%
MUNDER MIDCAP CORE GROWTH FUND (CLASS Y SHARES)	5.93%
PHOENIX MID CAP VALUE FUND (CLASS A SHARES)	25.80%
TEMPLETON GROWTH FUND (ADVISOR CLASS SHARES)	16.52%
BLACKROCK GOVERNMENT INCOME PORTFOLIO FUND (CLASS I SHARES)	4.08%
PIMCO TOTAL RETURN FUND (ADMINISTRATIVE CLASS SHARES)	6.08%
MERRILL LYNCH READY ASSETS TRUST	4.65%

The Supplemental Savings Plan is unfunded but the company has established a rabbi trust to set aside funds for the payment of benefits. The amounts deposited in this trust are subject to the claims of the company’s creditors. Benefits are generally paid out following termination of employment and a participant can elect to have distributions made in approximately equal annual installments over a period not to exceed ten years or in a lump sum. The benefit will be paid in a lump sum upon a change of control of the company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following information and table set forth the amount of payments to each of our named executives in the event of a termination of employment as a result of normal and early retirement, death, disability, voluntary termination, termination for cause, termination without cause, termination by the executive for good reason, and termination following a change in control. The table also sets forth the amount of payments to each of our named executives in the event of a change in control without a termination of employment.

We do not have employment agreements with any of our named executive officers. We do have change of control agreements with each of our named executive officers that provide for payments and benefits to a named executive in the event of a termination of employment following a change in control of the company. On May 10, 2007, Mr. Lousteau entered into a severance agreement with the company that provides for payments and benefits to him in the event his employment is terminated by the company without cause or by Mr. Lousteau for good reason. The change of control agreements and Mr. Lousteau’s severance agreement are described in detail below.

Assumptions and General Principles.    The following assumptions and general principles apply with respect to the following table and any termination of employment of a named executive.

•

The amounts shown in the table assume that the date of termination of employment of each named executive was March 31, 2007. Accordingly, the table reflects amounts earned by our named executive officers as of March 31, 2007 and includes estimates of amounts that would be paid to the named executive upon the occurrence of a termination or change in control. The actual amounts that would be paid to a named executive can only be determined at the time of the termination or change in control.

•

If a named executive is employed on March 31 of a given year, that executive will generally be entitled to receive an annual cash bonus pursuant to our Management Annual Incentive Plan or Executive Officer Annual Incentive Plan, as applicable.

•

A named executive may exercise any stock options that are vested and exercisable prior to the date of termination and is entitled to receive unrestricted shares of common stock with respect to any restricted stock awards that have vested prior to the date of termination. In addition, the vesting of options and restricted stock is accelerated upon a change of control of our company and the vesting of restricted stock is accelerated upon death or disability. The value of only these accelerated awards are reflected in the table.

•

A named executive will be entitled to receive all amounts accrued and vested under our retirement and savings programs including any pension plans and deferred compensation plans in which the named executive participates. These amounts will be determined and paid in accordance with the applicable plan and are not included in the table because they are not severance payments.

•

Mr. Lousteau’s severance agreement provides for certain severance benefits if Mr. Lousteau’s employment is terminated by the company without cause or by Mr. Lousteau for good reason. We have not included any estimated severance payments to Mr. Lousteau under the severance agreement in the table, since his agreement was not yet in effect on March 31, 2007. The terms of the severance agreement with Mr. Lousteau are described in under the heading “Compensation Discussion and Analysis—Severance Agreements.”

Normal and Early Retirement.    A named executive officer is eligible to elect normal retirement at age 65 and early retirement after attaining age 55 and completing 10 years of service. Upon normal retirement at age 65 or later and after completing at least five years of service or upon early retirement at age 55 or later and after completing at least ten years of service, a named executive officer will receive any positive balance in the named executive’s bonus bank under the Management Annual Incentive Plan or Executive Officer Annual Incentive Plan, as applicable, and a pro rata bonus for the fiscal year in which termination occurs based upon the performance criteria in effect for such year and the percentage of salary applicable to such named executive’s bonus, but applied to the actual salary amount paid to the named executive for the portion of the year that the participant was employed.

Death and Disability.    Upon death or disability, a named executive officer, or his estate, as the case may be, will receive any positive balance in the named executive’s bonus bank under the Management Annual Incentive Plan or Executive Officer Annual Incentive Plan, as applicable, and a pro rata bonus for the fiscal year in which termination occurs based upon the performance criteria in effect for such year and the percentage of salary applicable to such named executive’s bonus, but applied to the actual salary amount paid to the named executive for the portion of the year that the participant was employed. Upon death or disability, all shares of restricted stock will immediately vest and become unrestricted. The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which the vesting would accelerate multiplied by the closing price of our common stock on March 30, 2007.

Voluntary Termination and Termination for Cause.    The company’s named executive officers are not generally entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment with the company prior to being eligible for retirement or upon termination for cause. Any named executive officer who voluntarily terminates his employment with the company or is terminated by the company for cause would be entitled to receive prorated annual cash incentive compensation earned pursuant to the Management Annual Incentive Plan and Executive Officer Annual Incentive Plan, as applicable, as of the date of termination.

Termination by the Company Without Cause or by Executive for Good Reason—Mr. Lousteau.    Except for Mr. Lousteau, the company’s named executive officers are not generally entitled to receive any additional forms of severance payments or benefits upon a termination of employment by the company without cause or by the named executive officer for good reason. Any named executive officer who terminated his employment with the company for good reason or is terminated by the company without cause would be entitled to receive prorated annual cash incentive compensation earned pursuant to the Management Annual Incentive Plan and Executive Officer Annual Incentive Plan, as applicable, as of the date of termination. In addition, the company and Mr. Lousteau entered into a severance agreement on May 10, 2007, with a three-year term. If we terminate Mr. Lousteau’s employment without cause or if he voluntarily terminates his employment for good reason, he will receive certain severance payments and benefits. These severance payments and benefits are discussed in detail under the heading “Compensation Discussion and Analysis—Severance Agreements.”

Change in Control.    Upon the occurrence of a change in control, as generally defined below, all outstanding stock options will immediately vest and become exercisable and all shares of restricted stock will immediately vest and become unrestricted. The amounts set forth in the table for stock options reflect the difference between the closing price of our common stock on March 30, 2007 and the exercise prices for each option for which vesting accelerated. The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which vesting accelerated multiplied by the closing price of our common stock on March 30, 2007.

We have entered into change of control agreements with each of our named executive officers. Generally, pursuant to these agreements, a change in control occurs:

(a) upon the acquisition by any person or entity of beneficial ownership of 30% or more of the outstanding shares of the company’s common stock, or 30% or more of the combined voting power of the company’s then outstanding securities (other than (i) acquisitions of common stock directly from the company, (ii) acquisitions of common stock by the company or its subsidiaries, (iii) any acquisition of common stock by any employee benefit plan (or related trust) sponsored or maintained by the company or any corporation controlled by the company, or (iv) any acquisition of common stock by any corporation in connection with a business transaction as proscribed in the agreement);

(b) if a majority of the company’s incumbent board of directors are replaced other than in specific circumstances;

(c) upon the consummation of a reorganization, merger or consolidation (including a merger or consolidation of the company or any direct or indirect subsidiary of the company), or sale or other disposition of all or substantially all of the assets of the company (a “Business Combination”), in each case, unless, immediately following such Business Combination, (i) the voting securities of the company immediately prior to the Business Combination represent more than 50% of the combined voting power of the then-outstanding voting securities of the entity resulting from the transaction, (ii) except to the extent that such ownership existed prior to the Business Combination, no person beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 30% or more of the combined voting power of the then outstanding voting securities of such corporation, and (iii) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of the incumbent board of the company at the time of initiating the Business Combination; or

(d) approval by the stockholders of the company of a complete liquidation or dissolution of the company.

The change of control agreements provide that upon a termination of employment following a change in control (other than termination for cause or by reason of death or disability) or if the named executive terminates his employment in certain circumstances defined in the agreement which constitutes “good reason,” in addition to the accelerated vesting of stock options and restricted stock described above, each will receive a lump sum payment equal to three times the officer’s base salary at termination, plus a payment equal to three times the greater of the average of his last three bonuses or the target bonus for which the officer is eligible within the following twelve months. The change of control agreements also provide for a pro-rated bonus assuming performance at the target level for the portion of the year prior to termination. Also, the officer will be entitled to continued life and health insurance benefits for thirty-six months following the date of termination. The officer will immediately become fully vested in his benefits under each of our supplemental or excess retirement plans in which the officer participated. In addition, we will contribute to a trust for the officer’s account an amount equal to the additional benefits to which the officer would have been entitled under any of our qualified or non-qualified defined benefit or defined contribution plans, as if the officer had continued to participate in such plans for three years following the change of control. A named executive will have “good reason” to terminate employment and receive severance benefits if, among other reasons, the officer does not have a commensurate position following the change of control with the corporation resulting from a business combination. If the resulting corporation is controlled by a parent entity, “good reason” would exist if the named executive did not have a commensurate position with the parent entity.

ESTIMATED PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Event	D.E. Taylor	J.K. Lousteau	S.W. Dick	C.F. Laborde	J.M. Platt
Normal and Early Retirement and Termination Without Cause(1)
Prorated annual cash incentive compensation and bonus bank	$2,085,603	$904,517	$872,723	$838,447	$827,440
Accelerated vesting of restricted stock	$0	$0	$0	$0	$0
Total	$2,085,603	$904,517	$872,723	$838,447	$827,440

Death or Disability
Prorated annual cash incentive compensation and bonus bank	$2,085,603	$904,517	$872,723	$838,447	$827,440
Accelerated vesting of restricted stock	$4,276,340	$1,552,370	$1,391,275	$1,215,535	$1,464,500
Total	$6,361,943	$2,456,887	$2,263,998	$2,053,982	$2,291,940

Voluntary Termination and Termination for Cause(2)
Prorated annual cash incentive compensation	$1,378,301	$597,763	$574,734	$550,196	$546,826
Total	$1,378,301	$597,763	$574,734	$550,196	$546,826

Termination by Executive for Good Reason(1)
Prorated annual cash incentive compensation	$1,378,301	$597,763	$574,734	$550,196	$546,826
Total	$1,378,301	$597,763	$574,734	$550,196	$546,826

Change in Control
Accelerated stock options	$122,001	$42,705	$39,420	$32,850	$42,705
Accelerated vesting of restricted stock	$4,276,340	$1,552,370	$1,391,275	$1,215,535	$1,464,500
Total	$4,398,341	$1,595,075	$1,430,695	$1,248,385	$1,507,205

Change in Control with Termination
Prorated annual cash incentive compensation and bonus bank	$2,085,603	$904,517	$872,723	$838,447	$827,440
Accelerated stock options	$122,001	$42,705	$39,420	$32,850	$42,705
Accelerated vesting of restricted stock	$4,276,340	$1,552,370	$1,391,275	$1,215,535	$1,464,500
Cash severance payment	$5,182,006	$2,346,101	$2,204,581	$2,155,334	$1,886,242
Continued benefits	$4,012,448	$1,910,187	$1,491,946	$812,919	$581,013
Total	$15,678,398	$6,755,880	$5,999,945	$5,055,085	$4,801,900

(1)	Does not include payments Mr. Lousteau will be entitled to receive upon a termination under his Severance Agreement dated May 10, 2007, since it was not in effect at the end of fiscal 2007. See “Compensation, Discussion and Analysis.” If the Severance Agreement had been in effect and Mr. Lousteau had been terminated on March 31, 2007, Mr. Lousteau would have received $4,311,667.
(2)	Does not include the value of unvested shares of restricted stock held by Mr. Laborde, which the compensation committee determined on May 30, 2007 would not be forfeited upon his resignation effective June 29, 2007, since this action had not been taken at the end of fiscal 2007. See “Compensation Discussion and Analysis.” The value of the restricted stock that vested on May 30, 2007 was $1,378,007. Although vested, the shares may not be sold until the originally scheduled vesting dates.

PROPOSAL FOR THE RATIFICATION OF

SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 2)

The audit committee of our board has selected Deloitte & Touche LLP (“Deloitte & Touche”) as the company’s independent registered public accounting firm to audit the financial statements of the company for the fiscal year ending March 31, 2008. Proxies solicited hereby will be voted to ratify that selection unless stockholders specify otherwise in their proxies. If the stockholders do not ratify the appointment of Deloitte & Touche by the affirmative vote of the holders of a majority of our common stock present in person or by proxy at the meeting and entitled to vote, the audit committee will reconsider the selection of the independent auditors.

Representatives of Deloitte & Touche are expected to be present at the 2007 Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2008.

STOCKHOLDER PROPOSALS

Our stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission and our amended and restated bylaws.

Should a stockholder intend to present a proposal at the Annual Meeting to be held in 2008, under Securities and Exchange Commission rules, it must be received by the secretary of the Company at 601 Poydras Street, Suite 1900, New Orleans, Louisiana 70130 not less than 120 days in advance of July 12, 2008, in order to be included in our Proxy Statement and form of proxy relating to that meeting.

Our amended and restated bylaws provide that in addition to any other applicable requirements for business to be properly brought before the Annual Meeting by a stockholder, the stockholder must give timely notice in writing to the Secretary.

We did not receive any stockholder proposals for the 2007 Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and beneficial owners of more than 10% of our common stock to file certain beneficial ownership reports with the SEC. To our knowledge, based on our review of copies of reports received by us and written representations by certain reporting persons, we believe that during fiscal year 2007, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were complied with in a timely manner, except that Jeffrey M. Platt filed an incomplete Form 4 with respect to the sale of common stock. When the error was discovered, a corrected Form 4 was filed 35 days after the incomplete Form 4 was filed.

OTHER MATTERS

Our board knows of no business, other than that described above, that will be presented for consideration by the company’s stockholders at the meeting. The enclosed proxy will confer discretionary authority with respect to any other matters that may properly come before the meeting or any adjournment thereof. It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

By Order of the Board of Directors

Cliffe F. Laborde

Executive Vice President, Secretary

and General Counsel

New Orleans, Louisiana

June 8, 2007

PLEASE COMPLETE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. YOU CAN ALSO CALL IN YOUR VOTE BY TOUCHTONE TELEPHONE OR SEND IT OVER THE INTERNET USING THE INSTRUCTIONS ON THE PROXY CARD

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — TIDEWATER INC.

This Proxy is solicited on behalf of the Board of Directors

The undersigned appoints William C. O’Malley and Dean E. Taylor as proxies, each with power to act alone or by substitution, to vote all shares of the undersigned in Tidewater Inc. on all matters coming before the Annual Meeting of Stockholders of Tidewater Inc. to be held on July 12, 2007, and any adjournments thereof. If the undersigned is a participant in the Tidewater Savings Plan (“Savings Plan”) or in a stock incentive plan sponsored by Tidewater Inc., this proxy card also serves as voting instructions to the Trustees of the Savings Plan and the Tidewater Inc. Grantor Stock Trust to vote at the Annual Meeting, and any adjournment thereof, as specified on the reverse side hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NOT DIRECTED, AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ALL MATTERS LISTED ON THE BACK OF THIS CARD, AND, AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED. THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on July 12, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Vote by telephone

•        Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•    Follow the instructions provided by the recorded message.

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A	Proposals — The Board of Directors recommends a vote FOR all nominees in Item 1 and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Richard T. duMoulin	☐	☐	02 - J. Wayne Leonard	☐	☐	03 - Dean E. Taylor	☐	☐

	For	Against	Abstain

2. Ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please vote, date, sign and promptly return this proxy. If signing as attorney, executor, officer, or other representative capacity, please indicate title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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